Exhibit 2.2

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

HEALTHSOUTH CORPORATION

AND

ASC ACQUISITION LLC

________________________

DATED AS OF MARCH 25, 2007

________________________

SURGERY CENTERS DIVISION

TABLE OF CONTENTS

Page

i

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ARTICLE I PURCHASE AND SALE	2
1.1	Purchase and Sale of the Shares	2
1.2	Consideration	2
1.3	Closing	2
1.4	Deliveries by Seller	3
1.5	Deliveries by Buyer	3
1.6	Related Calculations.	3
ARTICLE II RELATED MATTERS	7
2.1	Transition Services Agreement	7
2.2	Intercompany Agreements; Certain Other Intercompany Matters.	7
2.3	Resignations	8
2.4	Restructuring Transactions.	8
2.5	Guaranties	9
2.6	Payment of Division Indebtedness; Net Restricted Cash Obligation; Cash Due to Minority Interest Holders. 10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	11
3.1	Organization of Seller; Authority	11
3.2	Title to Shares	12
3.3	Organization and Qualification	12
3.4	Capitalization of the Company	12
3.5	Capitalization of the Division Entities.	13
3.6	No Violation; Consents and Approvals.	13
3.7	Financial Statements; Undisclosed Liabilities.	14
3.8	Absence of Certain Changes or Events	16
3.9	Real Property.	17
3.10	Intellectual Property.	17
3.11	Litigation.	18
3.12	Employee Benefit Plans.	19
3.13	Taxes	20
3.14	Material Contracts and Commitments.	21
3.15	Compliance with Laws; Permits.	23
3.16	Labor Matters	24
3.17	Environmental	24
3.18	Healthcare Regulatory Matters.	25
3.19	Assets of the Division	26
3.20	Brokers	26
3.21	Key Employees	26
3.22	NO OTHER REPRESENTATIONS	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1	Organization; Authority	27
4.2	No Violation; Consents and Approvals.	28
4.3	Litigation	28
4.4	Financing	29
4.5	Acquisition of the Shares for Investment; Securities Act	29
4.6	Vote/Approval Required	29
4.7	Solvency	29

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4.8	Investigation by Buyer	30
4.9	Brokers	30
ARTICLE V COVENANTS OF THE PARTIES	30
5.1	Conduct of the Division	30
5.2	Access to Information Prior to the Closing; Confidentiality; Cooperation. 33
5.3	Commercially Reasonable Efforts	34
5.4	Consents	34
5.5	Antitrust Notification	34
5.6	Public Announcements	35
5.7	Supplemental Disclosure; Assistance, Seller’s Cooperation with the Debt Financing. 36
5.8	Certain Licenses and Permits	38
5.9	Records; Cooperation.	38
5.10	Financing	40
5.11	Covenant Not to Compete.	40
5.12	Control of Partnership Settlements.	43
5.13	Exclusivity; No Solicitation.	43
5.14	Insurance.	44
ARTICLE VI ADDITIONAL AGREEMENTS	45
6.1	Tax Matters.	45
6.2	Division Employees; Employee Contracts and Benefits.	54
6.3	Workers' Compensation	57
6.4	Use of Seller's Name and Logo	57
6.5	Software	58
6.6	Enterprise Systems	58
ARTICLE VII CONDITIONS TO OBLIGATIONS OF EACH OF SELLER AND BUYER	58
7.1	Mutual Conditions	58
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLER	58
8.1	Conditions	58
ARTICLE IX CONDITIONS TO OBLIGATIONS OF BUYER	58
9.1	Conditions	58
ARTICLE X TERMINATION, AMENDMENT AND WAIVER	58
10.1	Termination	58
10.2	Procedure and Effect of Termination	58
10.3	Termination Fee	58
10.4	Amendment and Modification	58
ARTICLE XI SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	58
11.1	Survival of Representations	58
11.2	Seller's Agreement to Indemnify	58
11.3	Seller's Limitation of Liability	58
11.4	Buyer's Agreement to Indemnify	58
11.5	Buyer's Limitation of Liability	58
11.6	Conditions of Indemnification With Respect to Third-Party Claims	58
11.7	Other Claims	58
11.8	Sole Remedy.	58

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ARTICLE XII MISCELLANEOUS	58
12.1	Fees and Expenses	58
12.2	Further Assurances	58
12.3	Notices	58
12.4	Entire Agreement	58
12.5	Severability	58
12.6	Binding Effect; Assignment	58
12.7	No Third-Party Beneficiaries	58
12.8	Counterparts	58
12.9	Interpretation	58
12.10	Arbitration	58
12.11	Governing Law	58
12.12	Specific Performance	58
12.13	Waivers	58
12.14	Defined Terms.	58

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v

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INDEX OF DEFINED TERMS

2005 Pro Forma Financial Information	14	Closing Date	2
2005 Segment Information	14	Closing Indebtedness	4
2006 Audited Financial Statements	35	Code	72
AAA	69	Commitment Letters	28
Accountants	35	Company	1
Accounting Firm	6	Compliant	73
Accounting Principles	4	Conclusive Statement	7
Actual Closing Cash Balance	4	Confidential Information	40
Actual Closing Indebtedness	4	Confidentiality Agreement	32
Actual Net Working Capital	4	Consent	13
Adjusted Grossed Up Basis	45	Consolidated Income Tax Return	50
Affiliate	70	Contract	73
Affiliated Group	19	Damages	62
Aggregate Deemed Sales Price	45	Debt Commitment Letters	28
Agreement	1	Debt Financing	28
Allocation	43	Deficiency Amount	5
Allocation Dispute Notice	43	Disclosure Letter	7
Alternative Financing	38	Disregarded Entities	43
Alternative Transaction	42	Distributions	74
Ancillary Agreements	9	Division	1
Anti-Kickback Law	24	Division Entities	1
Applicable Buyer Plan	53	Division Liabilities	63
Audited Financial Statements	14	Division Offerees	52
Backup Guaranty	10	Division Partnerships	74
Basket	62	Division Subsidiaries	1
Benefit Plans	71	DRE Sales	43
Business	1	Earn-Out Indebtedness	77
Business Day	71	Effective Time	2
Buyer	1	Election	45
Buyer Claims	62	Environmental Law	24
Buyer Disclosure Letter	27	Equity Commitment Letters	28
Buyer Indemnified Parties	62	Equity Financing	28
Buyer Representatives	32	ERISA	75
Buyer's Knowledge	78	ERISA Affiliate	75
Cap	62	Estimated Closing Cash Balance	3
Capitalized Lease Indebtedness	77	Estimated Indebtedness	3
Captive Claims	43	Estimated Net Working Capital	3
Captive Insurance Subsidiary	42	Estimated Net Working Capital Adjustment	2
Cash	72	Excess Amount	5
Cash Adjustment Amount	4	Exchange Act	13
Cash Due to Minority Interest Holders	72	Excluded Assets	9
CIA	25	Facilities	75
Closing	2	Federal Health Care Program	24
Closing Cash Balance	3	Filing	13

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Final Allocation	43	Option	2
Financing	28	Owned Real Property	81
Financing Termination Notice	38	Owned Real Property Leases	81
Form 10-K	14	Partnership Claim	81
Form 8023	45	Partnership Settlement	41
Fundamental Representations	61	Pension Plan	81
Furnished to Buyer	68	Permits	23
GAAP	76	Permitted Liens	81
Good Faith Statement	3	Person	82
Governmental Entity	13	Post-Closing Taxes	49
Guarantee	1	Pre-Closing Taxes	48
Guaranties	9	Pre-Closing Transactions	37
HIPAA	24	Purchase Price	7
HSR Act	13	Real Property	16
Indebtedness	76	Records	36
Indebtedness Adjustment Amount	4	Required Financial Information	35, 82
Independent Accounting Firm	45	Restated Audited Financial Statements	82
Initial Purchase Price	2	Restricted Cash	82
Initiation Date	76	Restricted Cash Division Entities	82
Intellectual Property Rights	17	Restricted Territory	83
Intercompany Agreements	7	Restructuring Agreements	9
Intercompany Indebtedness	77	Restructuring Transactions	9
Interest Rate	77	Retained Litigation	37
Knowledge of Buyer	78	Section 754 of the Code	46
Knowledge of Seller	78	Seller	1
Landlord Leases	78	Seller Claims	63
Law	78	Seller Indemnified Parties	63
Lease Termination Liabilities	78	Seller Returns	46
Leased Real Property	78	Seller's Knowledge	78
Leased Real Property Subleases	78	Seller's Trademarks and Logos	56
Leases	78	Severance Policy	54
Lenders	27	Shares	1
Liens	2	Sponsor	1
Limited Partner	78	SRO	83
Litigation	18	Stark Law	24
Made available to Buyer	68	Statement	4
Marketing Period	79	Straddle Period Returns	46
Material Adverse Effect	79	Straddle Statement	47
Material Contracts	21	Subsidiary	84
Minority Interest Division Entity	80	Subsidiary Shares	11
Minority Interest Holders	80	Target Net Working Capital	84
NASD	80	Tax	20
Net Restricted Cash	80	Tax Benefit	66
Net Working Capital	3	Tax Indemnified Party	51

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Notice of Disagreement	5	Tax Indemnifying Party	51
OIG	25	Tax Return	21

Tax Third-Party Claim	51	Unadjusted Purchase Price	2
Termination Date	59	Unrelated Liabilities	85
Termination Fee	61	Unrestricted Cash	85
Third-Party Claims	63	Welfare Plan	85
Transfer Taxes	52	Wind-down Period	56
Transferred Employees	53	Year-End Pro Forma Income Statement	14
Transition Agreement	7	Year-End Segment Information	15

SCHEDULES

Schedule I	Division Entities
Schedule I	Subsidiary Shares
Schedule II	Division Subsidiaries
Schedule III	Net Working Capital
Schedule IV	Unaudited Financial Information
Schedule V	Required Information
Schedule VI	338(h)(10) Division Entities
Schedule VII	Division Partnerships
Schedule VIII	Minority Interest Division Entities
Schedule IX	Restricted Cash Division Entities

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Option Terms

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 25, 2007 (the "Agreement"), between HEALTHSOUTH CORPORATION, a Delaware corporation ("Seller"), and ASC ACQUISITION LLC, a Delaware limited liability company ("Buyer").

RECITALS

WHEREAS, Seller is engaged, through the Division Entities (as hereinafter defined), in the business of operating and owning (in whole or in part) multi-specialty and other surgical facilities through a network of ambulatory surgery centers and surgical hospitals, including, without limitation, the provision of related management services and anesthesia practices, (the "Business");

WHEREAS, the Business is operated through the entities listed on Schedule I attached hereto (collectively, the "Division Entities"), including, without limitation, those direct and indirect Subsidiaries of Seller listed on Schedule II attached hereto (the "Division Subsidiaries");

WHEREAS, prior to Closing (as hereinafter defined), all of Seller's equity interests in the Division Entities shall be held, directly or indirectly, by SURGERY HOLDINGS, LLC, a Delaware limited liability company (the "Company" and, collectively with the Division Entities, the "Division");

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding limited liability company interests (the "Shares") of the Company;

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Buyer, all of Seller's right, title and interest in and to the Division by way of a purchase by Buyer and sale by Seller of the Shares, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Board of Directors of Seller and the sole member of Buyer have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Buyer has delivered to Seller the duly executed limited guarantee of TPG Partners V, L.P. (the "Sponsor") in the form attached as Exhibit A hereto (the “Guarantee”), pursuant to which, and subject to the terms and conditions thereof, the Sponsor has guaranteed certain obligations of Buyer hereunder.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

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TERMS

ARTICLE I

PURCHASE AND SALE

1.1	Purchase and Sale of the Shares

. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free and clear of all liens, encumbrances, security interests, mortgages, pledges, claims and options (collectively, "Liens").

1.2	Consideration

. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, Buyer (a) shall pay to Seller an amount in cash, equal to (i) Nine Hundred Twenty Million Dollars ($920,000,000.00) (the "Unadjusted Purchase Price"), plus (ii) an amount equal to the Estimated Closing Cash Balance (as hereinafter defined), plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the sum of the Target Net Working Capital (as hereinafter defined) and $1,500,000, minus (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital minus $1,500,000, minus (v) Estimated Indebtedness (as hereinafter defined), minus (vi) the amount of adjustment, if any, pursuant to Section 1.2 of the Disclosure Letter (the sum of (i)-(vi), the "Initial Purchase Price") and (b) shall grant Seller an option to purchase shares of limited liability interest of Buyer on the terms specified on Exhibit B (the “Option”). Any increase or decrease to the Unadjusted Purchase Price pursuant to clause (iii) or (iv) of this Section 1.2 shall be referred to herein as the "Estimated Net Working Capital Adjustment."

1.3	Closing

. Subject to Article X hereof, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, at 10:00 a.m., local time, on the last Business Day of the month in which the conditions set forth in Sections 7.1(c) and 7.1(d) are satisfied or, to the extent permitted by applicable Law (as hereinafter defined), waived; provided that all other conditions set forth in Article VII, Article VIII and Article IX are satisfied at the Closing; provided, further, that, notwithstanding the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX as of any date, the parties to this Agreement shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to the Seller and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Articles VII, VIII and IX as of the date determined pursuant to this proviso) (the date that the Closing actually occurs shall be referred to herein as the "Closing Date"). Notwithstanding the foregoing, the parties hereto intend that such Closing shall be

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deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 11:59 p.m., Central Time, on the Closing Date (the "Effective Time").

1.4	Deliveries by Seller

. Prior to or at the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)          certificates of limited liability interests representing the Shares, duly endorsed or accompanied by assignment documents reasonably acceptable to Buyer;

(b)	the Transition Agreement, duly executed by Seller;
(c)	copies of the Consents referred to in Section 7.1(d) hereof;
(d)	the resignations referred to in Section 2.3 hereof; and
(e)	the officer's certificate referred to in Section 9.1(c) hereof.

1.5	Deliveries by Buyer

. Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)          cash in an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Seller at least two (2) Business Days prior to the Closing Date;

(b)	an agreement granting the Option, duly executed by Buyer;
(c)	the Transition Agreement, duly executed by Buyer;

(d)          copies of the Consents referred to in Section 7.1(d) hereof; and

(e)	the officer's certificate referred to in Section 8.1(b) hereof.

1.6	Related Calculations.

(a)          Cash Balance, Net Working Capital and Closing Indebtedness Calculations.

(i)           Seller shall, at least five (5) Business Days prior to the Closing Date, cause to be prepared and delivered to Buyer a statement (the "Good Faith Statement") setting forth a good faith estimate of (A) the Closing Cash Balance (as hereinafter defined) of the Division as of the Effective Time (the "Estimated Closing Cash Balance"), (B) the Net Working Capital (as hereinafter defined) of the Division as of the Effective Time (the "Estimated Net Working Capital") and (C) Closing Indebtedness (as hereinafter defined) of the Division as of the Effective Time (the "Estimated Indebtedness"), in each case, setting forth the respective components and calculations thereof. Buyer and its representatives shall have an opportunity to review and comment

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upon the Good Faith Statement. As used herein, "Closing Cash Balance" shall mean an amount equal to Unrestricted Cash, calculated in accordance with the Accounting Principles. As used herein, "Net Working Capital" shall mean (i) the sum of (A) accounts receivable, net of reserves for doubtful accounts (but excluding any intercompany accounts receivable) and (B) other current assets of the type included in the line items set forth on Schedule III (but excluding any income Tax assets), less (ii) the sum of (A) trade accounts payable (but excluding any intercompany accounts payable and unapplied cash and excluding the current portion of any Intercompany Indebtedness), (B) refunds due to patients and third-party payors, principally as reflected in account 2512, (C) accrued liabilities (but excluding any intercompany accrued liabilities and excluding the current portion of long-term Indebtedness and excluding Distributions accrued by Division Entities and payable to Minority Interest Holders) and (D) other current liabilities (but excluding (i) any income Tax liabilities and (ii) any accruals for severance, transaction bonus payments or change of control payments, in each case in this clause (ii), arising out of the transactions contemplated hereby), in each case of the Company and the Division Entities, calculated in accordance with the Accounting Principles (but excluding any of the foregoing items relating to Closed Facilities (as hereinafter defined)). The "Accounting Principles" shall mean GAAP utilizing the methodologies, accounting principles and practices used in the preparation of the Audited Financial Statements (as hereinafter defined), and as adjusted to derive the 2005 Pro Forma Financial Information, consistent with the reconciliation thereof set forth in Section 3.7(d) of the Disclosure Letter, and the Year-End Pro Forma Financial Statements. Net Working Capital shall be prepared in a manner consistent with the example thereof set forth in Schedule III hereto, which Schedule III is derived from the December 31, 2005, June 30, 2006, September 30, 2006 and December 31, 2006 pro forma balance sheets of the Division. As used herein, "Closing Indebtedness" shall mean an amount equal to Indebtedness (other than Intercompany Indebtedness) of the Company and the Division Entities as of the Effective Time (prior to giving account to any Indebtedness incurred in connection with the Financing or any Alternative Financing).

(ii)          Within ninety (90) days after the end of the calendar quarter in which the Closing Date occurs, Seller shall cause to be prepared and delivered to Buyer a statement (the "Statement") setting forth (A) the Closing Cash Balance of the Division as of the Effective Time (the "Actual Closing Cash Balance"), (B) the Net Working Capital of the Division as of the Effective Time (the "Actual Net Working Capital") and (C) the Closing Indebtedness (the "Actual Closing Indebtedness") and, in each case, setting forth the components and calculations thereof. The Statement shall also set forth (i) the difference, if any, determined by subtracting the Estimated Closing Cash Balance from the Actual Closing Cash Balance (any such difference, the "Cash Adjustment Amount"), it being understood that the Cash Adjustment Amount may be either a positive or negative number, and (ii) the difference, if any, determined by subtracting the Estimated Closing Indebtedness from the Actual Closing Indebtedness (any such difference, the "Indebtedness Adjustment Amount"), it being understood that the

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Indebtedness Adjustment Amount may be either a positive or negative number. Subject to Sections 1.6(a)(iii)-(v), (i) Buyer shall pay to Seller the amount of any positive Cash Adjustment Amount, and any negative Indebtedness Adjustment Amount, and (ii) Seller shall pay to Buyer the amount of any negative Cash Adjustment Amount and any positive Indebtedness Adjustment Amount, in each case, as finally determined pursuant to this Section 1.6(a). Furthermore, the Statement shall set forth a calculation of the amounts that would have been paid pursuant to Sections 1.2(iii) and 1.2(iv) at the Closing and the amounts that would have been paid had the Actual Net Working Capital been used in the calculations in place of the Target Net Working Capital, and Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, an amount that places the parties in the same position as would have obtained had the Actual Net Working Capital been so used at Closing (the “Net Working Capital Adjustment Amount”), as finally determined pursuant to this Section 1.6(a). Subject to Section 1.6(a)(iii), to the extent that netting the payments referenced in the preceding two sentences results in a net payment by Buyer to Seller, the amount of such net payment shall be referred to herein as the "Excess Amount" and, to the extent that netting the payments referenced in the preceding sentence results in a net payment by Seller to Buyer, the amount of such net payment shall be referred to herein as the "Deficiency Amount." Contemporaneously with its delivery to Buyer of the Statement, Seller shall also deliver to Buyer a copy of the work papers prepared in connection with the Statement's preparation and shall provide Buyer and its representatives reasonable access to all personnel, books and records of or related to the Division within Seller's direction or control as reasonably requested by Buyer to assist in its review of the Statement. Buyer shall provide Seller and its representatives reasonable access, during normal business hours of Buyer, to all personnel, books and records of or related to the Division within Buyer's direction or control as reasonably requested by Seller to assist it in its preparation of the Statement.

(iii)        After receipt of the Statement, Buyer shall have sixty (60) days to review the Statement together with the work papers used in its preparation. The Statement shall become final and binding upon the parties on the sixty-first day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted, and (B) include Buyer's calculation of the Actual Closing Cash Balance, Actual Net Working Capital and/or Actual Closing Indebtedness (whichever is being disputed). The Statement shall become final and binding upon the parties on the date the parties hereto resolve in writing any differences they have with respect to any matter relating to Actual Net Working Capital, the Actual Closing Cash Balance and/or Actual Closing Indebtedness, to the extent properly included in the Notice of Disagreement, in accordance with this Section 1.6(a). During the thirty (30) days immediately following the receipt by Seller of a Notice of Disagreement, the respective Chief Financial Officers of Seller and Buyer shall negotiate in good faith to resolve any disputed items timely included in a Notice

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of Disagreement. During such period, Seller shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of the Notice of Disagreement. Any resolution of disputed items included in the Notice of Disagreement that is agreed upon in writing by Buyer and Seller shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. At the end of such thirty (30) day period, at the request of Seller or Buyer, any and all matters which remain in dispute, and which were properly included in the Notice of Disagreement, shall be submitted to a mutually acceptable, nationally recognized independent accounting firm (the "Accounting Firm") selected by Seller and Buyer, with no material relationship to Seller or Buyer or any of their respective Affiliates, for a binding resolution of such disputed items. If Buyer and Seller are not able to agree upon an Accounting Firm, the appointment of an Accounting Firm will be finally selected by mutual agreement of an independent accounting firm selected by Seller and an independent accounting firm selected by Buyer; provided that, neither of the independent accounting firms selected by Buyer or Seller shall serve as the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion to the amount by which their respective determinations of the Actual Closing Cash Balance, Actual Net Working Capital and/or Actual Closing Indebtedness (whichever is being disputed) differed from the amount determined by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the Statement and the Cash Adjustment Amount, Net Working Capital Adjustment Amount and/or Indebtedness Adjustment Amount, as applicable.

(iv)         The Accounting Firm shall determine and report in writing to Seller and Buyer as to its determination of all disputed matters submitted to the Accounting Firm and the effect of such determinations on the Statement within thirty (30) Business Days after such submission, and such determinations shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. In resolving any disputed item, the Accounting Firm, acting in its capacity as an expert and not as an arbitrator: (A) shall limit its review to matters specifically set forth in such Notice of Disagreement delivered pursuant to Section 1.6(a)(iii) as a disputed item (other than those items thereafter resolved by mutual written agreement of Seller and Buyer), (B) shall further limit its review to whether the calculation of any such disputed item is mathematically accurate and has been prepared in accordance with the Accounting Principles and the methodologies set forth on Schedule III attached hereto, and (C) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any other party in the Statement or the Notice of Disagreement delivered pursuant to Section 1.6(a)(iii). Each of Seller and Buyer shall have the right, within five (5) Business Days of submission of any disputed item to the Accounting Firm, to meet with representatives of the Accounting Firm and present its position as to the resolution of such disputed item. In addition, Seller and Buyer shall each furnish to the Accounting Firm such work papers and other documents and information relating to the disputed items, as the Accounting Firm may reasonably request.

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(v)          At such time as the Statement becomes final, binding and conclusive upon Seller, Buyer and their respective Affiliates in accordance with this Section 1.6(a), the Statement shall become the "Conclusive Statement." If the Conclusive Statement contains a Deficiency Amount, then Seller shall pay to Buyer an amount in cash equal to such Deficiency Amount. If the Conclusive Statement contains an Excess Amount, then Buyer shall pay to Seller an amount in cash equal to such Excess Amount. Any payment to be made pursuant to this Section 1.6(a) shall be made on the third Business Day following the date on which the Statement becomes the Conclusive Statement pursuant to this Section 1.6(a). Any payment required to be made by Seller or Buyer pursuant to this Section 1.6(a) shall bear interest from the Closing Date through the date of payment at the Interest Rate (as of the date on which the Statement becomes the Conclusive Statement) and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

(b)          The Initial Purchase Price, as increased by any Excess Amount or decreased by any Deficiency Amount, as the case may be, shall be subject to additional adjustment, if any, pursuant to Section 1.2 of the Disclosure Letter, and, as so adjusted, shall be referred to herein as the "Purchase Price."

ARTICLE II

RELATED MATTERS

2.1	Transition Services Agreement

. Prior to or at the Closing, Seller and Buyer shall enter into a Transition Services Agreement between Seller and Buyer, to be negotiated in good faith by Seller and Buyer within twenty (20) days of the date hereof, pursuant to which Seller shall provide, or cause to be provided, to the Division certain transition services, as set forth therein, for the time periods set forth therein, in accordance with the terms thereof (the "Transition Agreement").

2.2	Intercompany Agreements; Certain Other Intercompany Matters.

(a)          Section 2.2(a)(i) of the disclosure letter delivered by Seller to Buyer simultaneously herewith (the "Disclosure Letter") lists all intercompany agreements between Seller or any of its Affiliates (other than the Company or any Division Entity), on the one hand, and the Company or any Division Entity, on the other hand (the "Intercompany Agreements"). Except as set forth in Section 2.2(a)(ii) of the Disclosure Letter and except for those Intercompany Agreements to be assigned by Seller to the Company pursuant to Section 2.4(a) hereof, as of the Closing, Seller, the Company and the Division Entities shall cause all Intercompany Agreements to be terminated in all respects such that there is no cost or liability thereunder from and after the Closing on the part of the Company or any Division Entity.

(b)          Notwithstanding subsection (a) or any other provision of this Agreement, but subject to the following sentence of this Section 2.2(b), all rights under all

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Intercompany Indebtedness (including all related documentation and any security interests) as set forth in Section 2.2(a)(i) of the Disclosure Letter shall be transferred by Seller and its Affiliates (other than a Division Entity) to Buyer (or the Company or a Division Entity, as designated by Buyer) at the Closing (at no cost to Buyer). From the date of this Agreement to the Closing, the amount of the Intercompany Indebtedness may be increased in connection with the operation of the Division in the ordinary course of business, and any such increase shall be included in the amount of the Intercompany Indebtedness hereunder to the extent such increased amount has not been repaid prior to the Closing.

(c)          As of the Closing, all intercompany accounts receivable and accounts payable between the Company or any Division Entity, on the one hand, and Seller or any of its Affiliates (other than the Company or any Division Entity), on the other hand, shall be cancelled and terminated in all respects such that there is no cost or liability thereunder from and after the Closing on the part of the Company or any Division Entity.

(d)          Except as provided in the Transition Agreement, at or prior to the Closing, all information technology, accounting, insurance, banking, human resources, legal, tax, communications and other products or services provided to the Company or any Division Entity (i) by Seller or any of its Affiliates (other than the Company or any Division Entity) or (ii) pursuant to agreements, licenses or arrangements between Seller or its Affiliates (other than the Company or a Division Entity), on the one hand, and third parties, on the other hand, under which goods or services are provided to the Company or any Division Entity, or (iii) by either the Company or any Division Entity to Seller or any of its Affiliates (other than the Company or any Division Entity), including any agreements or understandings (written or oral) with respect thereto, will terminate. Except as otherwise specifically provided in the Transition Agreement, on and after the Closing Date, Buyer shall be solely responsible for the operation of the Division. Section 2.2(d) of the Disclosure Letter sets forth all (i) Contracts and other assets between Seller or its Affiliates (other than the Company or a Division Entity), on the one hand, and third parties, on the other hand, pursuant to which the Company or any Division Entity is entitled to receive payments or other benefits, which will not be transferred to the Company or a Division Entity and, following the Effective Time, the Company or such Division Entity will no longer be entitled to such payments or benefits provided thereunder and (ii) other assets, properties and rights of or used by the Division immediately prior to the date hereof that will be retained by Seller and will not be available for use by the Division following the Effective Time.

2.3	Resignations

. At the Closing, Seller shall cause to be delivered to Buyer and the Company duly signed resignations from the members of the board of directors, board of managers or similar governing bodies, effective as of the Closing, of each Division Entity, to the extent previously requested by Buyer, and shall take such other action as is necessary to accomplish the foregoing.

2.4	Restructuring Transactions.

(a)          Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the transactions listed in Section 2.4(a) of the Disclosure Letter in order to transfer and convey to the Company or the Division Entities all of Seller's right, title and interest in and

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to (i) the equity interests in the Division Entities held by Seller or any of its Subsidiaries (other than the Company or a Division Entity) and (ii) such other properties, assets and Contracts primarily used in the conduct of the Business as are set forth on Section 2.4(a) of the Disclosure Letter. Notwithstanding anything in Section 2.4(a) of the Disclosure Letter to the contrary, Seller shall cause no less than 80% of the managed care Contracts used in the Business that to Seller’s Knowledge are in full force and effect to be transferred or assigned to the Company or the Division Entities (or replaced by equivalent Contracts) prior to the Closing.

(b)          Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the transactions listed in Section 2.4(b) of the Disclosure Letter in order to transfer or convey to Seller or a Subsidiary of Seller (other than the Company or a Division Entity) all of their right, title and interest in and to (i) the equity interests in all Subsidiaries of or other entities owned by the Company and the Division Entities that are not engaged in the conduct of the Business and (ii) such other properties, assets and Contracts that are not used in the conduct of the Business, all of which are set forth in Section 2.4(b) of the Disclosure Letter (collectively, the "Excluded Assets").

(c)          The transactions listed in Sections 2.4(a) and 2.4(b) of the Disclosure Letter shall be collectively referred to herein as the "Restructuring Transactions" and the agreements to effectuate the Restructuring Transactions shall be referred to herein as the "Restructuring Agreements." Together, the Transition Agreement and the Restructuring Agreements are referred to herein as the "Ancillary Agreements."

(d)          To the extent any property, asset, Contract or Permit that is required to be transferred or conveyed pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement is not assignable or transferable without the consent of any Person other than Seller, Buyer or any of their respective Affiliates, and such consent shall not have been given prior to the Closing, Seller shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain any such consent and/or to provide Buyer with the benefits of any such property, asset, Contract or Permit. After the Closing, Seller and Buyer shall cooperate with each other in any reasonable arrangement that is designed to (i) relieve Seller of the obligations of any such property, assets, Contracts and Permits that are required to be transferred or conveyed to the Company or the Division Entities pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement and provide Buyer the benefits thereunder and (ii) relieve Buyer of the obligations of any such property, assets, Contracts and Permits that are required to be transferred or conveyed to Seller or a Subsidiary of Seller (other than the Company or the Division Entities) pursuant to the Restructuring Transactions or the transactions contemplated by this Agreement and provide Seller the benefits thereunder. For the avoidance of doubt, the obligations contained in this Section 2.4(d) are additional to Seller’s other obligations hereunder, and nothing in this Section 2.4(d) shall serve to relieve Seller of any other obligation or liability under this Agreement.

2.5	Guaranties

. Buyer shall use its reasonable best efforts, and Seller will cooperate with Buyer and take such commercially reasonable actions in order to cause Buyer to be substituted in all respects for

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Seller, effective as of the Closing, in respect of all obligations of Seller under each of the guaranties, letters of credit, letters of comfort and other obligations of Seller (including leases of real and personal property) to the extent for the benefit of the Division or any of the Division Entities or any extensions or modifications thereto in accordance with this Agreement (collectively, the "Guaranties"), and to cause each other party to such Guaranty to release Seller and its Affiliates (other than the Company and any Division Entity) from any and all obligations and liabilities under such Guaranty. Buyer shall take all commercially reasonable actions that are necessary to comply with this Section 2.5 as promptly as practicable after the date hereof and shall keep Seller reasonably informed of any developments associated therewith. Section 2.5 of the Disclosure Letter sets forth a list of all Guaranties of Seller. If Buyer is unable to obtain any such substitution and release prior to the Closing on commercially reasonable terms, then Buyer shall indemnify and hold harmless the Seller Indemnified Parties (as hereinafter defined) pursuant to Section 11.4(d) hereof (the "Backup Guaranty").

2.6          Payment of Division Indebtedness; Net Restricted Cash Obligation; Cash Due to Minority Interest Holders; Leases.

(a)          Except with respect to Intercompany Indebtedness, Capitalized Lease Indebtedness, Earn-Out Indebtedness and Net Restricted Cash Obligation, at or prior to the Closing, Seller shall (i) repay or assume, or cause to be repaid or assumed, on behalf of the Company and the Division Entities, all outstanding Indebtedness (together with accrued interest thereon) of the Company and the Division Entities as of the Closing Date and (ii) take all actions as may be required to release the Company and the Division Entities from any and all obligations and liabilities under such Indebtedness and any Lien or guaranty in respect of any Indebtedness or any Indebtedness of Seller or its Subsidiaries (other than Capitalized Lease Indebtedness, Earn-Out Indebtedness and Net Restricted Cash Obligation).

(b)          Following the Closing Date, Buyer shall cause the Restricted Cash Division Entities to pay the Net Restricted Cash Obligation to Seller or its designee in the ordinary course of business, consistent with past practice of the Division.

(c)          Following the Closing Date, Seller shall pay, or cause to be paid, cash to Buyer in amounts sufficient to pay all Cash Due to Minority Interest Holders as and when due in the ordinary course of business, and Buyer shall pay such amounts to Minority Interest Holders of Division Entities (other than Restricted Cash Division Entities) as and when due in the ordinary course of business. Seller shall pay such amounts to Buyer by wire transfer of same day funds no less than two (2) Business Days prior to the date on which such payments would be made in the ordinary course of business, consistent with past practice of the Division. Buyer and Seller agree to treat (and cause their Affiliates to treat) any payment pursuant to this Section 2.6(c) as an adjustment to the Purchase Price.

(d)          Within thirty (30) days after the Closing Date, Buyer shall pay to Seller an amount in cash equal to the aggregate amount of deposits of Cash made by Seller or any of its Subsidiaries to Restricted Cash Division Entities or third Persons (on behalf of Restricted Cash Division Entities) by wire transfer of same day funds, to the extent the Division has an immediate right to the repayment or return of such cash post-Closing but such deposits have not been repaid or returned to Seller or any such Subsidiary prior to the Effective Time.

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Buyer and Seller agree to treat (and cause their Affiliates to treat) any payment pursuant to this Section 2.6(d) as an adjustment to the Purchase Price.

(e)          Following the Closing Date, Seller shall pay to Buyer an amount in cash equal to 75% of the Lease Termination Liabilities within thirty (30) days of the incurrence thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1	Organization of Seller; Authority

. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each of its Affiliates of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and its Affiliates. This Agreement has been (and each such Ancillary Agreement, upon execution and delivery, will be) duly executed and delivered by Seller and each of its Affiliates party thereto and constitutes (and each such Ancillary Agreement, upon execution and delivery, will constitute) a valid and binding obligation of Seller and each of its Affiliates a party thereto, enforceable against Seller and each of its Affiliates a party thereto in accordance with its and their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2	Title to Shares

. Seller has good and valid title to the Shares, free and clear of all Liens, and upon delivery to Buyer at the Closing of a certificate or certificates representing the Shares, duly endorsed by Seller for transfer to Buyer or accompanied by assignment documents in a form reasonably satisfactory to Buyer, and upon receipt by Seller of the Initial Purchase Price at the Closing, good and valid title to the Shares will pass to Buyer, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. The Company, directly or indirectly through one of its Subsidiaries, has, or shall have as of the Closing Date, good and valid title to those shares of capital stock or other equity interests of the Division Entities that are owned by Seller, directly or indirectly (the "Subsidiary

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Shares"), as set forth on Schedule I, free and clear of all Liens, except as set forth in Section 3.2 of the Disclosure Letter.

3.3	Organization and Qualification

. The Company and each of the Division Subsidiaries, and, to Seller's Knowledge, each of the Minority Interest Division Entities, is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as hereinafter defined). Except as set forth in Section 3.3 of the Disclosure Letter, the Company and each of the Division Subsidiaries, and, to Seller's Knowledge, each of the Minority Interest Division Entities, is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.4	Capitalization of the Company

. All of the Shares are duly authorized, validly issued and outstanding and constitute all of the issued and outstanding equity interests of the Company. The Shares are owned of record and beneficially by Seller. Such Shares have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except for the Shares, there are no shares of capital stock, equity securities or other ownership interests of the Company outstanding. There are no outstanding warrants, options, "phantom" equity rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any limited liability company interests, equity securities or other ownership interests of the Company, or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of limited liability company interests of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters which members of the Company may vote upon.

3.5	Capitalization of the Division Entities.

(a)          The Subsidiary Shares of each Division Subsidiary, and, to Seller's Knowledge, of each Minority Interest Division Entity, that is a corporation were duly authorized and are validly issued, fully paid and nonassessable. The Subsidiary Shares of each Division Subsidiary, and, to Seller's Knowledge, for each Minority Interest Division Entity, that is not a corporation were duly authorized, and are validly issued. Except as set forth in Section 3.5(a) of the Disclosure Letter, all issued and outstanding shares of capital stock or other equity interests of each Division Entity are, or as of the Closing will be, owned of record and beneficially by the Company or another Division Entity. The Subsidiary Shares of each Division Entity are, or as of

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the Closing will be, owned of record and beneficially by the Company, either directly or indirectly through a Division Entity, free and clear of all Liens.

(b)          The Subsidiary Shares of each Division Subsidiary, and, to Seller's Knowledge, of each Minority Interest Division Entity, have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights (except as otherwise required by applicable Law). Except as set forth in Section 3.5(b) of the Disclosure Letter, there are no outstanding warrants, puts, calls, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller or any of the Division Entities is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock, equity securities or other ownership interests of the Division Subsidiaries, or, to Seller's Knowledge, of the Minority Interest Division Entities, or which give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Subsidiary Shares of the Division Subsidiaries, or, to Seller's Knowledge, any of the Minority Interest Division Entities. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of any of the Division Subsidiaries, or, to Seller's Knowledge, any of the Minority Interest Division Entities, may vote. Except as set forth in Section 3.5(b) of the Disclosure Letter, no Division Entity has any obligation to make any investment (including as a loan, capital contribution, purchase of equity or otherwise) in any other Person (including any other Division Entity).

3.6	No Violation; Consents and Approvals.

(a)          Except as set forth in Section 3.6(a) of the Disclosure Letter, the execution and delivery by Seller and each of its Affiliates of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by Seller and its Affiliates of their obligations hereunder and thereunder and compliance with the terms hereof and thereof will not (i) conflict with the Restated Certificate of Incorporation or Amended and Restated Bylaws of Seller or the comparable governing instruments of the Company or any of the Division Entities; (ii) subject to receipt of the Consents and the making of Filings referred to in Section 3.6(b) hereof (which Consents and Filings, to the extent material to the conduct of the Business, Seller shall have received or made prior to Closing) and subject to satisfaction of the condition set forth in Section 7.1(d) hereof) violate or conflict with any Law applicable to Seller, the Company or any of the Division Entities, including any statute, regulation, and rule of any health care authority having jurisdiction over the Division or the Facilities, including such Laws relating to health care fraud and abuse; or (iii) subject to receipt of the Consents and the making of Filings referred to in Section 3.6(b) hereof, result in any violation of or breach or default under, or cause the acceleration of vesting in, or payment of any benefits under, accelerate or increase any liability or obligation under, or give rise to a right of termination or cancellation or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Division Subsidiaries, or, to Seller's Knowledge, any of the Minority Interest Division Entities, under, any Material Contract (as hereinafter defined), Permit (as hereinafter defined), or Contract constituting Intercompany Indebtedness to which Seller, the Company or any of the Division Entities is a party or by or to which Seller, the Company or any of the Division Entities or any of their respective properties or assets is bound or subject, except, in the case of (ii) and (iii) above, for any such conflict, violation, breach, default, right of termination or cancellation which (A) would not, individually or in the aggregate, reasonably be expected to result in a Material

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Adverse Effect or (B) arises from or relates to the legal or regulatory status of Buyer or the nature of Buyer's businesses.

(b)          Set forth in Section 3.6(b) of the Disclosure Letter is a list of each (i) consent, approval, waiver, license, certification, Permit, order or authorization of (each, a "Consent") and registration, declaration or filing (each, a "Filing") with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign or any SRO, including the NASD (a "Governmental Entity"), that is material to the conduct of the Business required to be obtained or made by or with respect to Seller or the Division in connection with the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby and thereby, other than (A) compliance with and Filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (B) compliance with and Filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) Consent of any third party required to be obtained or made by or with respect to Seller or the Division in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby and thereby, other than such Consents, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.7	Financial Statements; Undisclosed Liabilities.

(a)          Section 3.7(a) of the Disclosure Letter contains the audited financial statements of Seller’s Surgery Segment as of and for the two years ended December 31, 2005 (collectively, the "Audited Financial Statements"). The Audited Financial Statements and notes thereto (i) have been prepared from the books and records of Seller’s Surgery Segment, (ii) have been prepared in accordance with GAAP, consistently applied (except as disclosed therein), and (iii) fairly present in all material respects the financial condition and results of operations of Seller’s Surgery Segment as of the dates thereof and for the periods presented.

(b)          Section 3.7(b) of the Disclosure Letter contains the unaudited pro forma balance sheet and income statement of the Division as of and for the twelve-month period ended December 31, 2006 (the "Year-End Pro Forma Financial Statement"). The Year-End Pro Forma Financial Statement (A) has been prepared from the books and records of Seller and the Division, (B) has been prepared in the manner set forth in Section 3.7(b) of the Disclosure Letter, (C) fairly presents in all material respects the financial condition and results of operations of the Division on the basis of presentation outlined in Section 3.7(b) of the Disclosure Letter, which is intended to present the results of operations and financial position of the Division being sold by Seller and acquired by Buyer, and (D) reflects the results of operations of the Division on a basis consistent with Seller's segment reporting in its report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (the "Form 10-K").

(c)          Section 3.7(c) of the Disclosure Letter contains the unaudited pro forma financial information of the Division as of and for the year ended December 31, 2005 (collectively, the "2005 Pro Forma Financial Information"). The 2005 Pro Forma Financial Information (i) has been prepared from the books and records of Seller and the Division, (ii) has been prepared in the manner set forth in Section 3.7(c)(ii) of the Disclosure Letter, and (iii) fairly

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presents in all material respects the financial condition and results of operations of the Division on the basis of presentation outlined in Section 3.7(c) of the Disclosure Letter, which is intended to present the results of operations and financial position of the Division being sold by Seller and acquired by Buyer.

(d)          Section 3.7(d) of the Disclosure Letter contains the following reconciliations:

(i)           From the segment financial information presented in Seller's annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (the "2005 Segment Information") to the 2005 Pro Forma Financial Information;

(ii)          From the 2005 Segment Information to the Audited Financial Statements; and

(iii)         From the segment income statement information presented in Seller's Form 10-K (the "Year-End Segment Information") to the Year-End Pro Forma Financial Statement.

The reconciliations set forth in Section 3.7(d) of the Disclosure Letter have been fairly presented and properly disclose the reconciling items from each of (i) the 2005 Segment Information to the 2005 Pro Forma Financial Information, (ii) the 2005 Segment Information to the Audited Financial Statements, and (iii) from the Year-End Segment Information to the Year-End Pro Forma Financial Statement.

(e)          Except as set forth in Section 3.7(e) of the Disclosure Letter, since December 31, 2005, except for liabilities and obligations (i) disclosed in the Audited Financial Statements or the notes thereto, (ii) incurred since December 31, 2005 in the ordinary course of business, consistent with past practice, and that do not materially and adversely impact the Division or (iii) disclosed in Section 3.7(a) of the Disclosure Letter, neither the Company nor any of the Division Subsidiaries, nor, to Seller's Knowledge, any of the Minority Interest Division Entities, has incurred any material liabilities or obligations (whether direct or indirect, accrued, contingent or otherwise and whether or not required to be recorded or reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP).

(f)           Except as set forth in Section 3.7(f) of the Disclosure Letter, all accounts receivable of the Company, the Division Subsidiaries and, to Seller's Knowledge, the Minority Interest Division Entities, represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions) in the ordinary course of business.

(g)          The amount of Intercompany Indebtedness as of the Closing Date shall be no less than $80 million, and no repayments other than scheduled amortization of principal and interest or cancellation of debt in connection with the closure of Facilities shall have been made on any Intercompany Indebtedness since December 31, 2006.

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(h)          The 2006 Audited Financial Statements and the audited combined balance sheets and statements of operations, changes in invested equity and cash flows included in the Required Information delivered pursuant to Section 5.7, (i) shall have been prepared from the books and records of Seller’s Surgery Segment, (ii) shall have been be prepared in accordance with GAAP, consistently applied and (iii) shall fairly present in all material respects the financial condition, results of operations, changes in invested equity and cash flow of Seller’s Surgery Division, as the case may be, as of the dates thereof and for the periods presented. The reconciliations to be delivered pursuant to Section 5.7(c) shall have been fairly presented, shall properly disclose the reconciling items from each of the 2006 Segment Information to the 2006 Audited Financial Statements and shall have been prepared on the same basis as the reconciliations provided pursuant to Section 3.7(d)(ii).

(i)           The unaudited balance sheets and statements of operations and cash flows described in part I.B.3 and I.B.4 of Schedule IV and delivered by Seller pursuant to Section 5.7 (i) shall have been prepared from the books and records of Seller and the Division, (ii) shall have been be prepared in accordance with GAAP, consistently applied and (C) shall fairly present in all material respects the financial condition, results of operations, changes in invested equity and cash flow of the Division as of the dates thereof and for the periods presented (except for normal and recurring year-end adjustments).

(j)           The unaudited pro forma financial information described in part II of Schedule IV and delivered by Seller pursuant to Section 5.7, (i) shall have been prepared from the books and records of Seller and the Division, (ii) shall have been prepared in the manner set forth in Section 3.7(c)(ii) of the Disclosure Letter, and (iii) shall fairly present in all material respects the financial condition and results of operations of the Division on the basis of presentation outlined in Section 3.7(c) of the Disclosure Letter.

3.8	Absence of Certain Changes or Events

. Since December 31, 2005 and from the date hereof until the Closing Date, there has not been any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, during the period from December 31, 2005 to the date of this Agreement, (a) the Company and the Division Subsidiaries, and, to Seller's Knowledge, the Minority Interest Division Entities, have operated the Division in the ordinary course of business, consistent with past practice, and (b) the Company and the Division Subsidiaries, and, to Seller's Knowledge, the Minority Interest Division Entities, have not taken any action which, if taken after the date hereof to the Closing Date, would be prohibited by Sections 5.1(a), (c), (d), (e), (g), (h), (i), (j), (k) (but only to the extent of a termination of a Material Contract), (l) (but only with respect to the resyndication of Division Partnerships), (n), (o), (q) or (r) or (to the extent related to any of the foregoing) (s) hereof.

3.9	Real Property.

(a)          As used in this Agreement, the term "Real Property" shall mean all Owned Real Property and Leased Real Property used primarily in the conduct of the Business.

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Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company or one of the Division Subsidiaries, or, to Seller's Knowledge, one of the Minority Interest Division Entities, has (i) good and valid title to all Owned Real Property and (ii) valid and subsisting leasehold interests in all Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens and Liens set forth in Section 3.9(a)(i) of the Disclosure Letter. Except as set forth in Section 3.9(a)(ii) of the Disclosure Letter, the improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Section 3.9(b) of the Disclosure Letter sets forth a true and complete list of Real Property and, except as set forth therein, with respect to each Owned Real Property: (i) neither the Company, the Division Subsidiaries, nor to Seller's Knowledge, the Minority Interest Division Entities has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof which use or occupation would interfere in any material respect with the conduct of Business, as currently conducted; (ii) neither the Company nor any Division Subsidiary nor, to Seller's Knowledge, any Minority Interest Division Entity has subleased, licensed or otherwise granted any Person the right to use or occupy such Owned Real Property or any Leased Real Property or any portion thereof which use or occupation would interfere in any material respect with the conduct of the Business, as currently conducted; and (iii) other than the right of Buyer pursuant to this Agreement, neither the Company, any Division Subsidiary nor, to Seller's Knowledge, any Minority Interest Division Entity has granted any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company, the Division Subsidiaries, nor, to Seller's Knowledge, the Minority Interest Division Entities is a party to any agreement to purchase any real property or interest therein that would be material to the conduct of the Business.

3.10	Intellectual Property.

(a)          The Company or one of the Division Subsidiaries, or, to Seller's Knowledge, one of the Minority Interest Division Entities, owns or possesses valid and enforceable and adequate licenses or other legal rights to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, software, Internet domain names and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing) (collectively, "Intellectual Property Rights") that are used by the Company and the Division Subsidiaries, and, to Seller's Knowledge, the Minority Interest Division Entities, to operate the Division as operated on the date hereof, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no claims are pending, or, to the Knowledge of Seller, threatened, by any Person related to the use in the operation of the Division

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of any Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating to Intellectual Property Rights; (ii) to the Knowledge of Seller, the operation of the Division, as conducted on the date hereof, does not presently infringe or otherwise conflict in any material respect with the Intellectual Property Rights of any Person; the pre-Closing operation of the Division has not, since January 1, 2004, infringed or otherwise conflicted with the Intellectual Property Rights of any Person in a manner that has resulted or will result in the Division having any remaining material liability as of the Closing or ongoing material obligations following the Closing, and, since January 1, 2004, the operation of the Division has not infringed or otherwise conflicted in any material respect with the Intellectual Property Rights of any Person; and (iii) to the Knowledge of Seller, all Filings, registrations and issuances pertaining to the Intellectual Property Rights owned by the Company and the Division Entities, including any and all patents, registered trademarks and copyright registrations, are in full force and effect.

3.11	Litigation.

(a)          Except for any qui tam action of which none of Seller, the Company nor any Division Entity has received written notice, Section 3.11(a) of the Disclosure Letter sets forth (i) all actions, suits, proceedings, investigations and inquiries of any kind ("Litigation") pending (as of the date hereof and since January 1, 2004) or threatened in writing to assert such Litigation by or before any Governmental Entity, arbitrator or mediator, by or on behalf of any third party, against Seller, the Company or any of the Division Subsidiaries, any Benefit Plan, or, to Seller's Knowledge, any Minority Interest Division Entity, which relate to the Division, the Company or any of the Division Entities, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially impact the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or which is by or on behalf of any Limited Partner (including any Partnership Claim), and in the case of Litigation or claims by or on behalf of any Limited Partner (including any Partnership Claim), Section 3.11(a) of the Disclosure Letter sets forth actions, threatened in writing, and (ii) a description, which is complete and accurate in all material respects, of all Partnership Claims that have been settled or resolved prior to the date of this Agreement, including the amounts of such payments and other material terms of the resolution. Except as disclosed in Section 3.11(a) of the Disclosure Letter, no Litigation settled or otherwise resolved prior to Closing has resulted in or will result in any remaining material liability or material ongoing obligations following the Closing for any Division Entity.

(b)          Except as disclosed in Section 3.11(b) of the Disclosure Letter, neither the Company nor any of the Division Subsidiaries, nor any Benefit Plan, nor, to Seller's Knowledge, any of the Minority Interest Division Entities, nor any of their respective properties is subject to any order, judgment, injunction, decree, supervisory letter issued by or from any Governmental Entity, nor any consent agreement or memorandum of understanding or similar undertaking that restricts any Division Entity, in each case, material to the conduct of the Business.

3.12	Employee Benefit Plans.

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(a)          Section 3.12(a) of the Disclosure Letter contains a complete and correct list of each Benefit Plan and Seller has made available to Buyer true and complete copies of each such Benefit Plan. Except as provided in Section 3.12(a) of the Disclosure Letter, neither the Company nor any Division Subsidiary, nor, to Seller's Knowledge, any Minority Interest Division Entity sponsors, maintains, contributes to or has any current or potential obligation or liability under or with respect to any Benefit Plan.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Benefit Plan has been maintained, funded and administered in accordance with its terms and, is in compliance with applicable Law, including ERISA and the Code, and each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and covering all tax law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification. Neither the Company nor any Division Entity has incurred any liability with respect to any obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person upon or beyond their retirement other than coverage mandated by Section 4980B of the Code or applicable state or local Law.

(c)          None of Seller, the Company, any Division Entity or any ERISA Affiliate (i) is required to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA or has withdrawn from any such multiemployer plan where such withdrawal has resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid or otherwise has any current or potential obligation or liability with respect to any multiemployer plan, or (ii) maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to a "defined benefit plan" (as defined in Section 3(35) of ERISA), a "multiple employer plan" (as defined in Section 210 of ERISA or Section 413(c) of the Code), or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

(d)          Neither the Company nor any Division Entity has or could reasonably be expected to have any obligation or liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code with any other Person.

(e)          Except as set forth in Section 3.12(e) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event, (i) entitle any current or former employee (including any leased employee), officer, director or contractor of the Company or one of the Division Subsidiaries, or, to Seller's Knowledge, one of the Minority Interest Division Entities, to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee or former employee (including any leased employee), officer, director or contractor.

3.13	Taxes

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. Except as set forth in Section 3.13 of the Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)          All federal, state, local, and foreign Tax Returns (as hereinafter defined) relating to the Division required to be filed by or on behalf of the Company, the Division Subsidiaries, to Seller's Knowledge, the Minority Interest Division Entities, and each consolidated, combined, unitary, affiliated or aggregate group of which Seller and the Company or any of the Division Subsidiaries, or, to Seller's Knowledge, any of the Minority Interest Division Entities, is a member (an "Affiliated Group") have been timely filed (taking into account applicable extensions), and each such Tax Return is, or with respect to the Minority Interest Division Entities, to Seller's Knowledge is, complete and correct in all respects and prepared in accordance with applicable Law.

(b)          All Taxes (as hereinafter defined) relating to the Division due and owing by the Company, the Division Subsidiaries, to Seller's Knowledge, the Minority Interest Division Entities, or any Affiliated Group, have been paid, or adequate reserves therefor have been established.

(c)          There is no deficiency, proposed adjustment, or matter in controversy that has been asserted or assessed in writing relating to the Division, with respect to any Taxes of the Company, the Division Subsidiaries, to Seller's Knowledge, the Minority Interest Division Entities, or any Affiliated Group, that has not been paid or settled in full. There is no audit, claim, action, suit, proceeding or investigation pending against the Company or any Division Entity in respect of any Taxes, nor has the Company or any Division Entity been informed in writing of the commencement or anticipated commencement of any such activity.

(d)          All Tax withholding and deposit requirements relating to the Company and the Division Subsidiaries and, to Seller's Knowledge, the Minority Interest Division Entities (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full.

(e)          Neither the Company nor any of the Division Subsidiaries, nor, to Seller's Knowledge, any of the Minority Interest Division Entities, is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(f)           There are no Liens relating to Taxes upon the assets of the Company or the Division Subsidiaries, or, to Seller's Knowledge, upon the assets of the Minority Interest Division Entities, other than Liens relating to Taxes not yet due and payable.

(g)          There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company or any of the Division Subsidiaries, or, to Seller's Knowledge, any of the Minority Interest Division Entities.

(h)          Neither the Company nor any of the Division Subsidiaries, nor, to Seller's Knowledge, any of the Minority Interest Division Entities, is a party to any "reportable transaction," as defined in Treasury Regulation Section 1.6011-4, was a party to any such transaction at any time from and after January 1, 1996, or claimed any tax benefit (or failed to

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recognize any adverse tax consequence) from any such transaction at any time from and after January 1, 1996.

(i)           The federal Consolidated Income Tax Returns of the Affiliated Group of which Seller is the common parent have been examined, and such examinations have been resolved, or the statute of limitations has expired, for all taxable years through 1995. Section 3.13(i) of the Disclosure Letter sets forth the Division Subsidiaries that are not included in the federal Consolidated Income Tax Returns of the Affiliated Group of which Seller is the common parent and the dates through which the federal income Tax Returns of such Division Subsidiaries have been examined, and such examinations have been resolved, or the statute of limitations has expired.

(j)           Neither the Company nor any Division Entity has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(k)          For purposes of this Agreement, (i) "Tax" means any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Tax authority, including any interest, additions to Tax or penalties applicable or related thereto, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) filed or required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

3.14	Material Contracts and Commitments.

(a)          As used herein, "Material Contracts" shall mean: (i) any Contract or group of related Contracts with affiliated third Persons that provides for payment to the Company or any Division Entity for the performance of services in an amount in excess of $500,000 annually; (ii) any Contract or group of related Contracts requiring payments by the Company or any Division Entity in excess of $500,000 annually; (iii) any Contract which contains restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Company or any Division Entity; (iv) any guarantee in respect of any Indebtedness or obligation of any Person in an amount in excess of $500,000 (other than in the ordinary course of business and other than with respect to any Indebtedness or obligation of the Company or any Division Entity to another Division Entity); (v) any Contract limiting the ability of the Company or any Division Entity (or, following the consummation of the transactions contemplated by this Agreement, any other Affiliate of the Company) to freely engage in any line of business in any geographic area or to compete with any Person; (vi) any Contract under which the Company or a Division Entity has borrowed or loaned money in excess of $250,000, or any mortgage, note, bond, indenture or other evidence of Indebtedness (excluding advances, deposits, trade payables in the ordinary course of business,

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any Intercompany Indebtedness and leases for telephones, copy machines, facsimile machines and other office equipment); (vii) any joint venture, partnership or other similar joint ownership agreements; (viii) any Contract with respect to the management of any Division Entity; (ix) Contracts or consent decrees of Governmental Entities to which the Division is bound; (x) any employment, collective bargaining, severance, loan, change of control or "golden parachute" Contract of (or covering) a Transferred Employee; (xi) any Contract (A) granting or obtaining any right to use any material Intellectual Property Rights (other than Contracts granting rights to use readily available commercial software available to consumers for a combined license and maintenance fee of less than $250,000 per year or subject to "shrink wrap" or "click through" license agreements) or (B) restricting the right of the Company or any Division Entity or permitting any third Person to use any material Intellectual Property Rights; (xii) any Lease of Leased Real Property requiring payments by the Company or any Division Entity in an amount in excess of $250,000 annually; (xiii) any Landlord Lease pursuant to which the Company or a Division Entity is entitled to receive payments from any Person in an amount in excess of $250,000 annually; (xiv) any settlement, conciliation or similar agreement pursuant to which the Company or any of the Division Entities will be required to pay consideration in excess of $500,000; (xv) any agreement between the Division, on one hand, and Seller or any officer, director or Affiliate of Seller, on the other hand, and any agreement between the Company or any Division Entity, on one hand, and any officer, director or Affiliate of any Division Entity, on the other hand, that will not be terminated as of the Closing without liability to the Division after the Closing (excluding, in each case, any agreements relating to employment, employee compensation, equity of Seller issued to a director or employee or employee benefits); (xvi) any agreement for the acquisition or disposition (by merger or otherwise) of assets or capital stock or other equity of another Person pursuant to which the Company or any Division Entity has any continuing material liability or obligation; (xvii) all partnership agreements, limited liability agreements and shareholder agreements of the Company or any of the Division Entities to which Seller, the Company or any of the Division Entities is a party; and (xviii) any agreement (other than those referenced in (xvii) above) pursuant to which any Division Entity granted to any Person a right of first refusal, right of first offer or consent right that would be applicable to the transactions contemplated hereby.

(b)          (i) Each of the Material Contracts is a valid, binding and enforceable obligation of each of the Company, any Division Subsidiary, and, to Seller's Knowledge, any Minority Interest Division Entity or other Person, in each case that is party thereto, and, subject to receipt of the consents listed on Section 3.6(b) of the Disclosure Letter, other than as set forth on Section 3.14(b) of the Disclosure Letter, shall be on substantially similar terms following Closing, except that (A) enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) there is no pending default under or breach of any Material Contract by the Company or any Division Entity or, to Seller's Knowledge, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any Division Entity or, to Seller's Knowledge, any other party thereto, except, in any such case, any such default, breach or event which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

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and (iii) no party to any such Material Contract has given written notice to the Company or any Division Subsidiary, or, to Seller's Knowledge, any Minority Interest Division Entity of, or made a written claim against the Company or any Division Subsidiary, or, to Seller's Knowledge, any Minority Interest Division Entity, with respect to, any breach or default thereunder, except, in any such case, any such default, breach or event, which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Seller has made available to Buyer an accurate and complete copy of each Material Contract (and such copies have included all material modifications and amendments thereto).

(c)          The Contracts constituting the Intercompany Indebtedness constitute valid, binding and enforceable obligations of each of the Company, any Division Subsidiary, and, to Seller's Knowledge, any Minority Interest Division Entity or other Person, in each case, that is party thereto, and, other than as set forth on Section 3.14(c) of the Disclosure Letter, shall be on substantially similar terms following Closing, except that (A) enforcement of the Intercompany Indebtedness may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing, Seller makes no representation, warranty or guarantee as to the collectibility of any Intercompany Indebtedness.

3.15	Compliance with Laws; Permits.

(a)          Except as set forth in Section 3.15(a) of the Disclosure Letter, each of the Company and the Division Subsidiaries, and, to Seller's Knowledge, the Minority Interest Division Entities, is and, since January 1, 2004, has been, in compliance in all material respects with all applicable Laws with respect to the Division; provided, however, that the provisions of this Section 3.15(a) shall not apply to: (i) ERISA and other Laws applicable to the Benefit Plans, which are addressed in Section 3.12 hereof; (ii) Laws regarding the payment of Taxes, which are addressed in Section 3.13 hereof; (iii) Laws regarding employment and employment practices, which are addressed in Section 3.16 hereof; (iv) Environmental Laws (as hereinafter defined), which are addressed in Section 3.17 hereof, and (v) Laws regarding healthcare regulatory matters, which are addressed in Section 3.18 hereof.

(b)          Except as set forth in Section 3.15(b) of the Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each Facility possesses all permits, certificates, licenses, approvals, governmental franchises and other authorizations ("Permits") presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as presently conducted; (ii) each Facility has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or the termination thereof or results in any other impairment of the rights of the holder of any such Permits; and (iii) none of the Facilities has received any written notice of the institution of any proceeding to revoke any such Permits.

3.16	Labor Matters

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. With respect to the Division: (a) each of the Company and the Division Subsidiaries, and, to Seller's Knowledge, the Minority Interest Division Entities, is and, since January 1, 2004, has been, in compliance with all applicable Laws regarding employment of labor and employment practices; (b)  neither the Seller, with respect to the employees of the Business, nor the Company nor Division Subsidiary is party to any collective bargaining agreement and there are no labor unions or other organizations representing or attempting to represent any employee of the Business; (c) there are no unfair labor practice charges or complaints against the Company or any of the Division Subsidiaries, or, to Seller's Knowledge, any of the Minority Interest Division Entities, brought before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements with respect to the Business of the Company or the Division Subsidiaries, or, to Seller's Knowledge, the Minority Interest Division Entities, nor, to the Knowledge of Seller, is any such charge, complaint, grievance or proceeding threatened; (d) since January 1, 2004, there has not been any labor strike or work stoppage pending or, to the Knowledge of Seller, threatened against the Company or the Division Subsidiaries or, to the Knowledge of Seller, pending or threatened against the Minority Interest Division Entities; and (e) there is no charge or complaint pending or, to the Knowledge of Seller, threatened against the Company or any of the Division Subsidiaries or, to the Knowledge of Seller, pending or threatened against any of the Minority Interest Division Entities relating to the employment of labor or termination of employment of labor before the Equal Employment Opportunity Commission, the U.S. Department of Labor or any similar state, local or foreign agency responsible for the prevention of unlawful employment or wage payment practices, except, in any such case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Since January 1, 2004, neither the Company nor any Division Entity has received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of or relating to the Company, or the Division Entities, and no such investigation is in progress or, to the Knowledge of Seller, threatened.

3.17	Environmental

. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and the Division Subsidiaries, and, to Seller's Knowledge, the Minority Interest Division Entities, (i) are and have been since January 1, 2004 in compliance with all Environmental Laws and have not received any written claim or notice regarding any violations of or potential liability in connection with any Environmental Law, and (ii) have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any person to any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any hazardous substance) so as to give rise to any liabilities under Environmental Law. Seller has made available to Buyer all material environmental audits, assessments, reports and other documents in Seller's, the Company's or any Division Entities' possession or control materially bearing on environmental, health or safety liabilities, in each case, relating to the current properties, facilities or operations of the Company and the Division Entities. For purposes of this section, "Environmental Law" means any federal, state, foreign or local Law, regulation, order, decree, agency requirement or common law, or similar provisions having the force or effect of law, relating to pollution, contamination, waste (including medical or biohazardous waste), petroleum or petroleum products, hazardous substances or the protection of the environment, human health or safety.

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3.18	Healthcare Regulatory Matters.

(a)          Compliance with Health Care Law/Fraud and Abuse. Except as set forth in Section 3.18(a) of the Disclosure Letter, the Company, each Division Subsidiary and, to Seller's Knowledge, each Minority Interest Division Entity is, and since January 1, 2004 has been, in compliance with all applicable statutes, regulations, and rules of any Governmental Entity to which it is subject with respect to health care regulatory or fraud and abuse matters, including, without limitation, the federal health care program anti-kickback Law, 42 U.S.C. § 1320a-7, 7a and 7b (commonly referred to as "Anti-Kickback Law"), the federal physician self-referral Law, 42 U.S.C. § 1395nn (commonly referred to as the "Stark Law"), the federal False Claims Act, 31 U.S.C. § 3729 et seq., the Health Insurance Portability and Accountability Act of 1996, Pub. Law. 104-99 (commonly referred to as "HIPAA"), applicable sections of the Social Security Act and any similar Laws enacted by any state or local Governmental Entity, except for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          No Medicare and Medicaid Exclusion. Except as set forth in Section 3.18(b) of the Disclosure Letter, since January 1, 2005, (i) no current employees, officers or agents of the Company, any Division Subsidiary, or, to Seller's Knowledge, any Minority Interest Division Entity, have (A) been convicted of, charged with or investigated for a Medicare, Medicaid or other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f) (the "Federal Health Care Program")) related offense, or convicted of, charged with or investigated for a violation of federal or state Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, (B) been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been disbarred, suspended or are otherwise ineligible to participate in federal programs, or (C) committed any offense which may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility, and (ii) Seller has not arranged or contracted with any individual or entity that is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program, except, in each case, for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          Corporate Integrity Agreement. Seller and the Division are and at all times, since October 12, 2005, have been in compliance in all material respects with the requirements of the Corporate Integrity Agreement (the "CIA"), dated as of October 12, 2005, between Seller and the Office of Inspector General of the United States Department of Health and Human Services (the "OIG"). Neither Seller, the Company, the Division Subsidiaries, nor, to Seller's Knowledge, any Minority Interest Division Entity, has received any written, or, to Seller's Knowledge, oral notice from the OIG that the Division is not in compliance in all material respects with the terms of the CIA.

(d)          Employees and Physician’s Privileges. To Seller’s Knowledge, since January 1, 2006, (i) no employee has been terminated, and no physician's privileges at any Facility have been terminated, as a result of such person having committed a crime, and (ii) no such person has resigned voluntarily in such circumstances in order to avoid termination, other than as set forth on Section 3.18(d) of the Disclosure Letter.

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3.19	Assets of the Division

. Except for the services to be provided under the Transition Agreement, as of the Closing, (a) the assets (including Intellectual Property Rights) of the Division Entities will constitute all of the assets necessary to operate the Business in the manner presently conducted, and (b) the assets (including Intellectual Property Rights) of the Division Subsidiaries and, to the Knowledge of Seller, the Minority Interest Division Entities will constitute all of the assets used since December 31, 2006 in the manner reflected in the Year-End Pro Forma Financial Statement, except for (i) assets described on Section 2.4(b) of the Disclosure Letter; (ii) Facility closures and relocations, and dispositions of assets in connection therewith; and (iii) assets disposed of, or inventory used by, the Division in the ordinary course of business. The Company and the Division Entities are the only Affiliates of Seller that are engaged in the operation of the Division or the Business.

3.20	Brokers

. Except for Goldman, Sachs & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the Transition Agreement by reason of any action taken by Seller, the Company or any Division Subsidiary, or, to the Knowledge of Seller, any Minority Interest Division Entity. Such fees and expenses of Goldman, Sachs & Co. shall be borne by Seller.

3.21	Key Employees

. Section 3.21 of the Disclosure Letter sets forth a correct and complete list of (a) all directors and officers of the Division Entities and (b) all other employees of or consultants to the Division whose annual salary and bonus compensation during Seller's fiscal year ended December 31, 2006 was $250,000 or more. Other than Minority Interest Division Entities and HealthSouth Valley Outpatient Hospital, L.P., neither the Company nor any Division Entity has employed any Person at any time the Company or such Division Entity was owned (directly or indirectly) by Seller.

3.22	NO OTHER REPRESENTATIONS

. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SELLER UNDER THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE DIVISION. NOTHING HEREIN SHALL PREJUDICE OR LIMIT IN ANY WAY ANY CLAIM BY BUYER FOR ACTUAL FRAUD OR WILLFUL MISREPRESENTATION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY

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CERTIFICATE DELIVERED BY OR ON BEHALF OF SELLER UNDER THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE COMPANY OR THE DIVISION ENTITIES, ARE HEREBY DISCLAIMED BY SELLER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

4.1	Organization; Authority

. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to enter into this Agreement and the Transition Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been (and the Transition Agreement, upon execution and delivery, will be) duly executed and delivered by Buyer and constitutes (and the Transition Agreement, upon execution and delivery, will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.2	No Violation; Consents and Approvals.

(a)          The execution and delivery by Buyer of this Agreement and the Transition Agreement do not, and the performance by Buyer of its obligations hereunder and thereunder and compliance with the terms hereof and thereof will not, (i) conflict with the certificate of formation or limited liability company operating agreement of Buyer, or (ii) subject to the receipt of the Consents and the making of the Filings referred to in this Section 4.2, result in any violation of or default under, or give rise to a right of termination or cancellation, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (A) any Law applicable to Buyer or (B) any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or its assets may be bound, other than any such items as to which requisite waivers or Consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to impair Buyer's ability to consummate the transactions contemplated by this Agreement or the Transition

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Agreement. Except as set forth on Section 4.2 of the disclosure letter delivered by Seller to Buyer simultaneously herewith (the "Buyer Disclosure Letter"), no Consent of, or Filing with, any Governmental Entity, or any third Person, is required to be obtained or made by or with respect to Buyer or its Affiliates (solely with respect to the legal or regulatory status or the nature of the business of  Buyer or its Affiliates) in connection with the execution and delivery of this Agreement or the Transition Agreement, or the consummation by Buyer of the transactions contemplated hereby and thereby, other than: (A) compliance with and Filings under the HSR Act; and (B) compliance with and Filings under the Exchange Act, except for any such Consents which would not, individually or in the aggregate, reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transition Agreement.

(b)          Buyer is not a Person or entity who (i) owns, operates or manages a hospital in Hall County, Georgia; (ii) is Columbia/HCA Healthcare Corp., Medicus Systems Corporation, Halifax Medical Center or Orlando Regional Healthcare System, Inc., any successor to any such entity, or controlled by or under common control with any such entity; (iii), owns or operates a hospital or hospitals or ambulatory surgery center or centers located within the City and County of San Francisco; or (iv) is materially involved in gambling, tobacco, alcohol, pornography or abortion.

4.3	Litigation

. There is no Litigation against Buyer or any Affiliate of Buyer pending or, to the knowledge of Buyer, threatened, by or before any Governmental Entity, or by or on behalf of any third party, which, if adversely determined, would reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transition Agreement, and there are no outstanding judgments, decrees or orders of any court or Governmental Entity affecting Buyer or its assets, which would reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transition Agreement.

4.4	Financing

. Buyer has received (i) commitment letters from Goldman Sachs Credit Partners, L.P. and J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (the "Lenders"), true and complete copies of which have been provided to Seller (as the same may be amended in compliance with Section 5.10, the "Debt Commitment Letters"), confirming the commitment of the Lenders, subject to the terms and conditions thereof, to provide the debt financing described therein (the "Debt Financing"), and (ii) a commitment letter (the "Equity Commitment Letter" and, together with the Debt Commitment Letters, the "Commitment Letters") from TPG Partners V, L.P. (the “Sponsor”), confirming the Sponsor's commitment to provide (subject to the conditions and limitations set forth therein) an aggregate of $265,000,000 of equity financing (the "Equity Financing" and, together with the Debt Financing, the "Financing"), the proceeds of which (upon funding in accordance with the terms of the Commitment Letters), together with such other funds as Buyer then has, will be sufficient to permit Buyer to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and all related fees and expenses arising out of the transactions contemplated hereby. As of the date hereof, the Commitment Letters are, to the Knowledge of Buyer (in the case of the Debt Commitment

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Letters), in full force and effect. None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and Buyer has no Knowledge that any of the respective commitments contained in the Commitment Letters has been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letters.

4.5	Acquisition of the Shares for Investment; Securities Act

. Buyer is acquiring the Shares for investment purposes only and not with any present intention of distributing or selling the Shares in violation of federal, state or other United States securities Laws. Buyer agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Shares in violation of any federal, state or other United States securities Laws.

4.6	Vote/Approval Required

. No vote or consent of the holders of any class or series of equity interests of Buyer is necessary to approve this Agreement or the Transition Agreement or the transactions contemplated hereby or thereby, other than as shall have been obtained prior to the date hereof.

4.7	Solvency

. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or knowledge qualifiers set forth therein) and the projections respecting the Division made available to Buyer by Seller are true and correct in all material respects, at and immediately after the Closing, and after giving effect to this Agreement and the other transactions contemplated hereby, the Company and the Division Entities: (i) will be solvent (in that both the fair value of their respective assets will not be less than the sum of their respective debts and that the present fair saleable value of their respective assets will not be less than the amount required to pay their respective probable liabilities on their respective debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in their respective businesses; and (iii) will not have incurred and do not plan to incur debts beyond their respective abilities to pay as they become absolute and matured.

4.8	Investigation by Buyer

. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and the Division Entities, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer's representatives. Buyer acknowledges that Seller has provided Buyer with access to the properties, premises, Contracts and records of the Company and the Division Entities for this purpose. Except as and to the extent expressly set forth herein and subject to the limitations and restrictions contained herein, Buyer (i) acknowledges that, except for those representations or warranties expressly set forth in this Agreement, it has not relied on, and shall not be entitled to

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rely, on any representation or warranty, either express or implied, previously made by Seller, the Company or any of their respective agents, representatives, employees or Affiliates as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives, and (ii) agrees that none of Seller, the Company, the Division Entities nor any of their respective agents, representatives, employees or Affiliates has or shall have any liability or responsibility whatsoever to Buyer or any of its agents or representatives on any basis (including in contract or tort, under federal or state securities Laws, or otherwise but excluding fraud) based upon any information provided or made available, or statements made, to Buyer or its agents or representatives prior to the date hereof.

4.9	Brokers

. Except for any broker, finder or financial advisor or other Person the fees and expenses of which shall be borne by Buyer or, following the Closing, the Company, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby or by the Transition Agreement by reason of any agreement or understanding entered into with Buyer.

ARTICLE V

COVENANTS OF THE PARTIES

5.1	Conduct of the Division

. Except as expressly contemplated by the terms of this Agreement, or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date hereof to the Closing Date, Seller shall cause the Company and the Division Subsidiaries, and shall use its commercially reasonable efforts to cause the Minority Interest Division Entities to, operate the Division only in the ordinary course consistent with past practice and to continue to make capital expenditures consistent with the Division's budget for fiscal year 2007. For the avoidance of doubt, Buyer acknowledges that notwithstanding anything contained in this Section 5.1 to the contrary, (i) each of the Company and each Division Entity shall be free to pay cash dividends and other cash distributions (other than dividends and distributions of Restricted Cash, which shall only be made in the ordinary course of business, consistent with past practice) to Seller and the Division Entities and their respective equity owners at any time and from time to time prior to the Closing and to consummate the Restructuring Transactions, and (ii) each of the Restricted Cash Division Entities shall be free to reimburse Seller and its Subsidiaries for expenses incurred on behalf of the Division Entities in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or the Ancillary Agreements, or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned), Seller, with respect to the Division, shall not permit the Company or any of the Division Subsidiaries to, and shall use its commercially reasonable efforts to cause each of the Minority Interest Division Entities not to:

(a)          amend its respective certificate of incorporation or by-laws or comparable organizational documents, other than to the extent required to change the name of

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any Division Entity prior to Closing to eliminate any reference to HealthSouth in the name of such Division Entity;

(b)          create, incur, assume or guarantee any Indebtedness for borrowed money to any Person, other than Seller or its Subsidiaries or any Division Entity, in an aggregate amount (including the Company and all Division Entities) in excess of $500,000;

(c)          make any loans, advances, capital contributions to, or investments in, any Person, other than (i) to a Division Entity in the ordinary course of business or (ii) as required by the terms of any existing written agreement made available to Buyer;

(d)          issue, sell, deliver, pledge or otherwise encumber any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any shares of its capital stock or other equity interests, other than the resyndication of partnership interests in Division Entities to physicians in the manner and to the extent set forth in Section 5.1(d) of the Disclosure Letter, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock or other equity interests, or amend any terms of any such securities;

(e)          split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests, other than the reclassification of partnership interests of Division Partnerships in the ordinary course of business as set forth in Section 5.1(e) of the Disclosure Letter;

(f)           increase the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers, or employees, except as may be required by any existing plan made available to Buyer, including any Benefit Plan, agreement or arrangement, and except (with respect to employees) in the ordinary course of business, as part of the Company's and the Division Entities' normal periodic performance reviews and related compensation and benefit increases;

(g)          enter into, adopt or amend in any material respect any written employment (not terminable at will), severance or change of control agreement, or adopt or modify any Benefit Plan, except, in each case, as required by Law;

(h)          enter into, adopt, amend or terminate any collective bargaining agreement, other than any adoption, amendment or termination (i) required by the terms of any existing written agreements, or (ii) required by Law;

(i)           except for any such actions required in connection with the Restructuring Transactions, sell, lease, transfer, or otherwise dispose of, or permit the creation of any Lien (other than Permitted Liens or Liens for the benefit of the Company or its Subsidiaries) with respect to, any material properties or assets, real, personal or mixed, other than in the ordinary course of business consistent with past practice;

(j)           except for any such actions required in connection with the Restructuring Transactions, acquire by merging or consolidating with, or by purchasing the stock

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or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the ordinary course of business of the Company and the Division Entities and other than as permitted by clause (m) below) for consideration having a fair value in excess of $1,000,000, for any single transaction or series of related transactions, or $5,000,000 in the aggregate (including the Company and all Division Entities);

(k)          (i) except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract, other than in connection with the Restructuring Transactions or (ii) enter into, amend or modify in any material respect any Material Contract of the type described in clause (v) of the definition therof;

(l)           enter into any joint venture, jointly owned partnership or other similar joint ownership agreements, other than (i) such agreements entered into in the ordinary course of business consistent with past practice, and (ii) in connection with the resyndication of any of the Division Partnerships to the extent set forth in Section 5.1(d) of the Disclosure Letter;

(m)         except for such expenditures incurred in the ordinary course of business consistent with past practice, make or incur any capital expenditure;

(n)          except in the ordinary course of business consistent with past practice, change any election related to Taxes (unless required by Law), the changing of which would materially increase the Company's or any of the Division Entities' liability for Taxes subsequent to the Closing Date;

(o)          settle or compromise any material Tax liability or Tax dispute material to the Business (other than with respect to (i) Partnership Settlements (which shall be governed by Section 5.12 hereof), Retained Litigation or Unrelated Liabilities (each as hereinafter defined) that do not, in each case, impose any liabilities, obligations or restrictions on the Company or any Division Entity after the Closing, and (ii) cash settlements in the ordinary course of business that do not impose any liabilities, obligations or restrictions on the Company or any Division Entity after the Closing), or, except to the extent that it would not materially increase the liability of the Company or any Division Entity for Taxes with respect to periods ending after the Closing Date, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action;

(p)          pay, discharge, compromise, satisfy or settle any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to (i) Partnership Settlements (which shall be governed by Section 5.12 hereof), (ii) Retained Litigation or Unrelated Liabilities that do not, in each case, impose any liabilities, obligations or restrictions on the Company or any Division Entity after the Closing and (iii) other cash settlements in the ordinary course of business that do not impose any liabilities, obligations or restrictions on the Company or any Division Entity after the Closing;

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(q)          make any change in any method of accounting or accounting practice or policy, other than as required by changes in GAAP or in Law or, except as so required, change any policies or procedures for calculating any bad debt contingency or other reserve;

(r)           dissolve, wind-up or liquidate, other than any such dissolution, winding up or liquidation which is in process on the date hereof; or

(s)           agree in writing to do any of the foregoing or not to take any action required by this Agreement.

5.2          Access to Information Prior to the Closing; Confidentiality; Cooperation.

(a)          During the period from the date of this Agreement through the Closing Date, Seller shall, and shall cause the Company and the Division Subsidiaries and shall use its commercially reasonable efforts to cause the Minority Interest Division Entities to, give Buyer and its contemplated sources of Financing and its and their authorized employees, accountants, counsel and other representatives (such entities and representatives other than Buyer being referred to as "Buyer Representatives") access during regular business hours to all offices, personnel, Limited Partners, facilities, books and records of the Company or the Division Entities as they may reasonably request, and shall furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the business and properties of the Division and of the Captive Insurance Subsidiary (but solely with respect to coverage of the Division referenced in Section 5.14) as Buyer may from time to time reasonably request; provided, however, that (i) Buyer and Buyer Representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through only those specifically identified representatives of Seller and in such a way as to avoid unreasonably disrupting the normal business of the Company and the Division Entities; and (ii) Seller, the Company and the Division Entities shall not be required to supply Buyer with any information to the extent that it does not relate to or otherwise affect the Division. No information received pursuant to this Section 5.2 shall affect or be deemed to modify or update any of the representations and warranties of Seller contained in this Agreement.

(b)          Buyer shall hold, and shall cause Buyer Representatives to hold, any information which it or they receive in connection with the activities and transactions contemplated by this Agreement and the Ancillary Agreements in strict confidence in accordance with and subject to the terms of the confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement"), which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Article X hereof.

5.3	Commercially Reasonable Efforts

. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements at the earliest practicable date. In addition, each of the parties hereto shall use all commercially

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reasonable efforts to deliver, or cause to be delivered, at the Closing, all customary documents as the other party may reasonably request in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.4	Consents

. Without limiting the generality of Section 5.3 hereof, each of the parties hereto shall use commercially reasonable efforts to obtain all Consents of, and make all Filings with, all Governmental Entities and third parties required in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. As promptly as practicable following the date hereof, each of the parties hereto shall make or cause to be made all Filings under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In addition to the foregoing, Buyer agrees to provide such commercially reasonable assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or third party whose Consent is sought or to whom a Filing is made hereunder. Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.5	Antitrust Notification

. Subject to Section 10.2(b) hereof, Buyer and Seller shall use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby and by the Ancillary Agreements, including (a) making all Filings with the Department of Justice or Federal Trade Commission (the “Agencies”) required in connection therewith (the initial filing to occur no later than fifteen (15) Business Days following the execution and delivery of this Agreement), (b) responding as promptly as practicable to all inquiries received from the Agencies for additional information or documentation, and (c) resolving any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement in connection with any Filings made in accordance with this Section 5.5. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission, which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Agencies. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller will use their respective reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements by taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Agencies or state antitrust enforcement authorities or any other Person may assert under the HSR Act with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Division or of Buyer or any of its Subsidiaries, and (ii) otherwise taking or

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committing to take actions that after the Closing Date would limit the freedom of the Division or of Buyer or any of its Subsidiaries with respect to, or its ability to retain, one or more of their respective businesses or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided, however, that nothing in this Section 5.5 shall require or be construed to require any of Buyer or any of its Subsidiaries to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except for those that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Buyer and its Subsidiaries, taken as a whole (assuming for this purpose, that the transactions contemplated hereby have already been consummated).

5.6	Public Announcements

. Seller and Buyer shall not, and shall cause their respective Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, from the date hereof through the Closing Date, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, prior to the Closing, neither Seller nor Buyer shall make any general communication to suppliers, lenders (other than in connection with the Financing), creditors, distributors, employees, customers or others having business or financial relationships with the Division pertaining to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, without the prior written approval of Seller (which approval will not be unreasonably withheld, delayed or conditioned). Immediately following the execution and delivery of this Agreement, Seller and Buyer shall issue a press release to be mutually agreed upon with respect to this Agreement and the transactions contemplated hereby.

5.7          Supplemental Disclosure; Assistance, Seller’s Cooperation with the Debt Financing.

(a)          Seller shall from time to time prior to the Closing promptly supplement or amend the Disclosure Letter with respect to (i) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Letter and (ii) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that any such supplemental or amended disclosure shall not be deemed to have been disclosed for purposes of Article IX or Article XI or for purposes of determining whether there has been a breach of representations and warranties and covenants, unless and only to the extent expressly consented to in writing by Buyer.

(b)          Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence, to the Knowledge of Seller, of any event or condition or the existence, to the Knowledge of Seller, of any fact that would

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cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

(c)          Seller shall deliver to Buyer, as soon as reasonably practicable, a copy of (i) the audited financial statements of the Division as of and for the year ended December 31, 2006 (collectively, the "2006 Audited Financial Statements"), (ii) a copy of the Restated Audited Financial Statements, if any (as hereinafter defined), and (iii) reconciliations from the segment financial information presented in Seller’s Form 10-K to the 2006 Audited Financial Statements, in the case of clauses (i) and (ii), prepared in accordance with the Accounting Principles and, in the case of clause (iii), prepared on the same basis as the reconciliations provided pursuant to Section 3.7(d)(ii).

(d)          Seller shall provide, shall cause each of the Division Entities (other than Minority Interest Division Entities) to provide, and shall use commercially reasonable efforts to cause each of the Minority Interest Division Entities and the respective employees, accountants, counsel and other representatives of each of the foregoing to provide, to Buyer all cooperation reasonably requested by Buyer that is reasonably necessary, proper or advisable in obtaining the Debt Financing or any Alternative Financing. Such cooperation shall include (i) furnishing Buyer and its financing sources the information described on Schedule V attached hereto (collectively, the "Required Information"), which Required Information shall be Compliant, (ii) upon reasonable advance notice by Buyer, permitting employees of Seller who will become Transferred Employees to participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies (including assisting in the preparation of materials therefor and offering documents, business projections and similar marketing documents required in connection with the Debt Financing), (iii) cooperating with Buyer as Buyer uses its commercially reasonable efforts to satisfy the conditions set forth in paragraphs (c), (d) and (e) of Exhibit E to the Debt Commitment Letters, (iv) reasonably cooperating with Buyer in facilitating the pledging of collateral, effective as of the Closing, including cooperating with Buyer in obtaining appraisals, financial analyses, surveys, and title insurance and obtaining releases, terminations, waivers, consents, estoppels and approvals as may be reasonably required in connection therewith, in each case as reasonably requested by Buyer, (v)  using commercially reasonable efforts to cause the independent accountants for the Company and the Division Entities ("Accountants") to deliver written consents for the inclusion of their report(s) on the Audited Financial Statements, 2006 Audited Financial Statements and any other audited financial statements included in the Required Information in any materials used connection with the Debt Financing or any Alternative Financing, including any registration statement filed in connection therewith, and using commercially reasonable efforts to cause the Accountants to provide a customary comfort letter (including customary "negative assurances") in accordance with SAS 72 (subject to any requirements set forth in SAS 72) for any such offering, (vi) executing any reasonably necessary management representation letters to the Accountants to issue reports with respect to the financial statements to be included in any offering documents and in any updated filings or amendments thereto, and (vi) allow Buyer and its lender's representatives such access as may be reasonably necessary for their due diligence, including without limitation by letting such lender's representatives inspect Seller's, the Company's and the Division Entities' records and premises and to consult with the Company's and the Division Entities' officers, employees, attorneys and agents with financial and operating data and other information with respect to the Company and

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the Division Entities such lenders reasonably request; provided that Seller shall not be required to provide any such assistance which would interfere unreasonably with the ongoing business or operations of Seller, the Company and the Division Entities. Buyer shall reimburse Seller for any and all reasonable out-of-pocket costs, fees and expenses incurred by Seller in connection with the foregoing cooperation (including the preparation of documents in connection therewith). Seller agrees to periodically update any such Required Information to be included in an offering document to be used in connection with such Debt Financing so that the Required Information is at all times Compliant. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller is not making, and shall not make, any representation or warranty as to any of the foregoing information or documents, other than such representations and warranties as are expressly set forth in Section 3.7 hereof. In connection with any of the foregoing, none of Seller nor any of its Subsidiaries shall be required to pay any commitment or other similar fee, reimburse the expenses of any party or incur any other liability not reimbursed by Buyer. Buyer agrees that the execution by the Company or any of the Division Entities of any documents effecting the financing for the transactions contemplated by this Agreement shall be subject to the consummation of the Closing.

(e)          Notwithstanding subsection (d) above, Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain financing for or related to any of the transactions contemplated hereby.

5.8	Certain Licenses and Permits

. Seller covenants that all Permits which are held in the name of Seller or any of its Affiliates (other than the Company and the Division Entities) or any employee, officer, director, stockholder or agent of Seller or any of its Affiliates (including the Company and the Division Entities) or otherwise on behalf of the Company or any of the Division Entities, that are used in the Business, other than the Permits set forth in Section 5.8 of the Disclosure Letter, shall be duly and validly transferred, to the extent transferable, to the Company or one of the Division Entities without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company or such Division Entity as of the date hereof.

5.9	Records; Cooperation.

(a)          On the Closing Date or as soon as practicable thereafter, except to the extent prohibited by applicable Law, Seller shall deliver or cause to be delivered to Buyer to the extent reasonably practicable all original agreements, documents, books, records and files (collectively, "Records"), if any, in the possession of Seller or any of its Affiliates, relating primarily to the Division and the Division Entities, and copies of or post-Closing access to Records (appropriately redacted of information not relating to the Division) to the extent relating (but not primarily) to the Division and the Division Entities, in each case to the extent not then in the possession of the Company and the Division Entities, subject to the following exceptions:

(i)           Buyer recognizes that certain Records (other than confidentiality agreements with potential purchasers, all of which shall be assigned to the Division prior to the Closing) may contain incidental information

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relating to the Company and the Division Entities or may relate primarily to Subsidiaries or divisions of Seller other than the Company and the Division Entities, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

(ii)          Seller may retain all Records prepared in connection with the sale of the Shares, including all information and correspondence received from other parties and analyses relating to the Company and the Division Entities.

(iii)        Until the seventh anniversary of the Closing Date, prior to any destruction by Buyer of any Records of the Division delivered to Buyer hereunder, Buyer shall first give Seller advance written notice of such intended destruction, specifying in reasonable detail the nature of the Records to be destroyed. Seller shall have twenty (20) Business Days after the receipt of such notice in which to notify Buyer in the event that it desired that Buyer return the Records to Seller in lieu of destruction. If such notice from Seller is provided within such twenty (20) Business Day period, Buyer shall not destroy such Records and shall promptly forward the Records in question to Seller, at Seller's expense. In the event that such notice from Seller is not provided in such twenty (20) Business Day period, Buyer may proceed with the destruction.

(b)          In order that Seller may properly respond to, conduct, manage or otherwise participate in any Litigation which may arise from, or relate to, any of the matters set forth on Section 5.9 of the Disclosure Letter, or any settlement, arrangement or agreement entered into in connection therewith (collectively, the "Retained Litigation"), Buyer agrees to reasonably cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to reasonably cooperate, with Seller, its Affiliates, employees, accountants, counsel and other representatives in connection with the Retained Litigation. Following the Closing, neither Buyer, the Company, nor any Division Entity shall have any rights in connection with the Retained Litigation and Seller shall have the right to settle the Retained Litigation on behalf and in the name of the Company and/or any of the Division Entities; provided, however, that Seller shall not, without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement with respect to any Retained Litigation which settlement provides for any injunctive or other equitable relief that is adverse in any material respect to the Business of the Division or any Division Entity or imposes any liability or obligation on any Division Entity following the Closing. Without limiting the scope of the foregoing and except for books and records relating to Taxes, which are addressed by Section 6.1(d)(vi) hereof, following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books, records and personnel of the Company and the Division Entities for a proper business purpose which relate to transactions or events occurring prior to the Closing, including, without limitation, the events or circumstances giving rise to the Retained Litigation ("Pre-Closing Transactions") or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to obligations of Seller or as necessary to comply with applicable financial reporting obligations. Buyer agrees that it shall retain all such books

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and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by Law.

(c)          Buyer acknowledges that as a result of entering into this Agreement, it and its affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to confidentiality of information that it acquires. Buyer shall maintain the patient records held at each facility or delivered to it at Closing at the facilities after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(l) of the Social Security Act (42 U.S.C. §(v)(1)(l)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the facilities after Closing.

(d)          Buyer hereby expressly acknowledges that the operations of Seller and its affiliates are currently under review by the DOJ. Upon reasonable notice, during normal business hours, and consistent with the otherwise applicable legal requirements relating to patient rights, Buyer shall afford to representatives of the DOJ full and complete access to the originals of the records transferred to Buyer at the Closing, as well as the right to make copies of the records. In addition, Buyer shall afford the DOJ the right to remove original records upon reasonable notice and the substitution of copies for any records to be removed. Upon reasonable notice, during normal business hours, and consistent with the otherwise applicable legal requirements, Buyer shall make its officers and employees available to speak with DOJ representatives at reasonable times and places after the Closing.

5.10	Financing

. Buyer shall use its commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less beneficial to Buyer, (ii) satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements that are within its control and (iii) consummate the Debt Financing at Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing ("Alternative Financing"), including from alternative sources, on terms that are not materially less beneficial to Buyer, as promptly as practicable following the occurrence of such event. Buyer shall give Seller prompt notice upon becoming aware of any breach by any party of the Commitment Letters or any termination of the Commitment Letters. Subject to Buyer's compliance with the provisions of this Section 5.10, in the event that Buyer shall have notified Seller of the termination of the Commitment Letters and if, following Buyer's commercially reasonable efforts to obtain Alternative Financing, Buyer shall determine in good faith that Alternative Financing shall not be available to Buyer, Buyer shall provide Seller with prompt written notice thereof (the "Financing Termination Notice"). Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to the Debt Commitment Letters which would reasonably be expected to materially and adversely affect the ability of Buyer to timely consummate the transactions contemplated hereby without the prior

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written consent of Seller (such consent not to be unreasonably withheld or delayed). Buyer shall provide notice to Seller promptly upon receiving the Financing. Subject to compliance with the provisions of this Agreement, nothing shall prohibit Buyer from entering into agreements relating to the financing of the transactions contemplated hereby or the operation of Buyer or the Company (following the Closing Date in the case of the Company), including adding other equity providers or operating partners, it being understood and agreed for the avoidance of doubt that (i) Buyer shall be prohibited from taking any such action that would be reasonably likely to adversely affect the ability of Buyer to consummate the transactions contemplated hereby and (ii) no such action shall relieve Buyer of any of its obligations hereunder nor relieve the Sponsor of any of its obligations under the Guarantee.

5.11	Covenant Not to Compete.
(a)	Seller Covenant.

(i)           In order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that, except as otherwise provided herein, from and after the Closing and until the third (3rd) anniversary of the Closing Date, it shall not, and shall cause its Subsidiaries not to, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest in, or aid or knowingly assist anyone else in the conduct of, any business or entity that (A) engages in the Business in any Restricted Territory, or (B) is, to Seller's Knowledge, making preparations for engaging in such Business in any Restricted Territory (collectively, "Participate in the Business"); provided, however, that Seller may (x) Participate in the Business in connection with the continued operation after the Closing of the Remaining Facilities (as hereinafter defined), subject to the provisions set forth in Section 1.2 of the Disclosure Letter, (y) acquire a Person that Participates in the Business, among other activities of such Person, in any Restricted Territory, provided that such Person's net sales from the conduct of the Business in such Restricted Territory do not exceed 10% of its total net sales for the completed portion of its then current fiscal year or the full fiscal year immediately prior to such acquisition, and (z) enter into, at arm's length, any bona fide joint venture (or partnership or similar business arrangement) with any Person who is not directly Participating in the Business but which is an Affiliate of another Person Participating in the Business so long as Seller and its Affiliates do not directly Participate in the Business in any way. In the event Seller acquires a Person that Participates in the Business in compliance with clause (a)(i)(y), then, in each such case, Seller shall, within twelve (12) months after the date that such acquisition is consummated, sell or otherwise divest itself of the portion of such acquired Person that Participates in the Business.

(ii)          For a period of three (3) years from and after the Closing Date, neither Seller nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Buyer, solicit or direct any other Person to solicit any Limited Partner nor any officer or other employee, or any Person who has been a Limited Partner or an officer, or other employee within the previous

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six (6) months, of the Company or any Division Entity to: (A) terminate such Limited Partner's or officer's or employee's affiliation or employment with the Company or any Division Entity; or (B) seek or accept affiliation or employment with Seller or its Subsidiaries (other than, in each case, any solicitation directed at the public in general in publications available to the public in general or any contact which Seller or its Subsidiaries can demonstrate was initiated by such Limited Partner, officer or employee or any contact after such Limited Partner, officer's or employee's affiliation or employment with the Company or any Division Entity has been terminated for at least six (6) months). Seller’s obligations under this Section 5.11(a)(ii) with respect to new Limited Partners or new Company and Division Entity employees hired after the Closing shall be subject to the condition that Buyer shall have notified Seller of the names of such new employees.

(iii)         From and after the Closing Date, Seller and each of its Subsidiaries (A) shall, and shall cause its respective controlled Affiliates to, treat and hold as confidential any information concerning the Business that is not, prior to the date hereof, already generally available to the public (including, without limitation, notes, analyses, memoranda or other documents prepared by or on behalf of the Division or its respective Affiliates to the extent that such information contains, reflects or is based upon, in whole or in part, other confidential information that relates to the Division (the "Confidential Information”)), and (B) in the event that he, she or it is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.11(a)(iii). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information, such Person may disclose the Confidential Information; provided that such disclosing Person shall disclose only such portion of the Confidential Information required to be disclosed.

(iv)         Seller hereby acknowledges and agrees that if Seller or any one or more of its Subsidiaries breaches any provision of this Section 5.11(a), Buyer would suffer irreparable harm and any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 5.11(a) or to enforce the provisions hereof.

(b)	Buyer Covenant.

(i)           For a period of three (3) years from and after the Closing Date, neither Buyer nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Seller, solicit or direct any other Person to

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solicit any officer or other employee, or any Person who has been an officer or other employee within the previous six (6) months, of Seller or its Subsidiaries (other than the Transferred Employees) to: (i) terminate such officer's or employee's employment with Seller or any of its Subsidiaries; or (ii) seek or accept employment or other affiliation with Buyer or its Subsidiaries (other than, in each case, any solicitation directed at the public in general in publications available to the public in general or any contact which Buyer or its Subsidiaries can demonstrate was initiated by such officer or employee or any contact after such officer's or employee's employment with Seller or any of its Subsidiaries has been terminated for at least six (6) months). Buyer’s obligations under this Section 5.11(b)(i) with respect to employees of Seller or its Subsidiaries shall be subject to the condition that Seller shall have notified Buyer of the names of such employees.

(ii)          Buyer hereby acknowledges and agrees that if Buyer or any one or more of its Subsidiaries breaches any provision of this Section 5.11(b), Seller would suffer irreparable harm and any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 5.11(b) or to enforce the provisions hereof.

(c)          Mutual Covenant. Seller and Buyer intend that the provisions of this Section 5.11 be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 5.11, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 5.11 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 5.11 in the jurisdiction of such court.

5.12	Control of Partnership Settlements.

(a)          Buyer and Seller acknowledge that, following the Closing, Seller shall be entitled to control the negotiation of any Partnership Claim (whether prior to or after Closing) and may, in its absolute discretion, settle any such Partnership Claim (each, a "Partnership Settlement") without Buyer's consent; provided, however, that, following the Closing, Buyer shall be entitled to participate in (but not control) the negotiations of any Partnership Claim and provided further that Seller shall not be entitled to settle such Partnership Claim without Buyer's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) in the event that the terms of any proposed Partnership Settlement contain any provisions other than the payment of money, restatement of partnership financial statements and related releases.

(b)          In order that Seller may properly respond to, conduct or manage after the Closing any Partnership Claim, after the Closing Buyer agrees to reasonably cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to

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reasonably cooperate, with Seller, its Affiliates, employees, accountants, counsel and other representatives in connection with the Partnership Claims.

5.13	Exclusivity; No Solicitation.

(a)          Until the earlier of (i) the Closing, and (ii) the termination of this Agreement pursuant to Section 10.1, Seller agrees that it shall not, and shall cause its officers, directors, employees, Affiliates, attorneys, advisors, accountants, bankers, agents and representatives not to, directly or indirectly: (i) solicit any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to any transaction or series of related transactions involving: (A) the disposition or acquisition of all or any material portion of the business or assets of the Division; (B) the sale, issuance, grant, disposition or acquisition of (1) any capital stock or other equity security of the Company or any Division Entity (other than resyndications of Division Entities in the manner set forth in Section 5.1(d) of the Disclosure Letter) or (2) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or any security, instrument or obligation that is or may become convertible into or exchangeable for, any capital stock or other equity security of any of the Company or any Division Entity; (C) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Company or any Division Entity, other than, in each case, the transactions contemplated by this Agreement; or (D) any other transaction or financing which if consummated would have an adverse effect on Seller's or the Division's ability to consummate the transactions contemplated by this Agreement (including, without limitation, a leveraged recapitalization or spin-off) (each of (A) through (D) above, inclusive, an "Alternative Transaction"); (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Buyer or one of its Affiliates) in connection with an Alternative Transaction to be made by such Person; or (iii) accept any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to an Alternative Transaction.

(b)          Seller agrees that it shall, and shall cause its and the Division's respective officers, directors, employees, Affiliates, attorneys, advisors, accountants, bankers, agents and representatives to, cease all negotiations with all third parties (other than Buyer or its Affiliates) related to an Alternative Transaction and shall not recommence such negotiations unless this Agreement is terminated. Seller shall promptly notify Buyer in writing if any Person makes any proposal, offer, inquiry or contact with respect to a possible Alternative Transaction and shall provide to Buyer the terms of any such proposal.

5.14	Insurance.

(a)          Seller shall, and shall cause HCS, Ltd., a Cayman Islands entity and Seller's captive insurance subsidiary ("Captive Insurance Subsidiary"), through coverage provided by both the Captive Insurance Subsidiary as well as commercial insurers, to, retain liability for and pay all workers' compensation and professional/general liability (malpractice) claims made by the Company or any Division Entity with respect to events occurring prior to the Closing (including all claims incurred but not reported prior to the Closing) to the same extent provided on the date hereof and as set forth on Section 5.14 of the Disclosure Letter.

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(b)          The Captive Insurance Subsidiary will control the defense, negotiation and settlement of all such claims referenced in subsection (a) above (collectively, the "Captive Claims") provided, however, in order for the Captive Insurance Subsidiary to (i) properly respond to, conduct, manage or otherwise resolve any such Captive Claim, or any settlement, arrangement or agreement entered into in connection therewith and (ii) investigate, defend and otherwise respond to or satisfy the Captive Claims, Buyer agrees to cooperate, and to cause its Affiliates, employees, accountants, counsel and other representatives to cooperate, at Buyer's sole expense, with the Captive Insurance Subsidiary, its Affiliates, employees, accountants, counsel and other representatives in connection with the Captive Claims.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Tax Matters.

(a)          Actions to Treat the Company and the Division Entities as Disregarded. To the extent permitted by applicable Law, Seller shall take such action, including converting the Division Entities to limited liability companies or similar forms of organization, and shall make or cause to be made such elections, as may be required to cause the Company and each of the Division Entities, other than (i) the Division Entities listed on Schedule VI, each of which shall be, immediately before the Effective Time, a member of the "selling consolidated group" (within the meaning of Section 338(h)(10)(B) of the Code) for which Seller files a consolidated Federal income tax return which includes the Closing Date, and (ii) those Division Entities as may be mutually agreed between Buyer and Seller prior to Closing, to be treated as entities each of which is disregarded as separate from its owner, within the meaning of Treasury Department Regulation 301.7701-2(c)(2) (and any analogous provision of state or local Tax Law) ("Disregarded Entities"), so that, with respect to each such Disregarded Entity, Seller shall be treated as selling, and Buyer shall be treated as purchasing, for all Federal and analogous state and local income tax purposes, the assets (other than stock of another Disregarded Entity) held by such Disregarded Entity. Deemed sales of assets pursuant to the provisions of this Section 6.1(a) are referred to herein as "DRE Sales."

(b)          Allocation of Purchase Price. Within one hundred twenty (120) days following the Closing, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller, an allocation of the Initial Purchase Price among the assets of the Company and the Division Entities and the non-competition covenant set forth in Section 5.11 hereof (the "Allocation"). If, within thirty (30) Business Days of the receipt of the Allocation, Seller notifies Buyer that it disagrees with the Allocation and provides Buyer with a notice setting out in reasonable detail the reasons for its disagreement (the "Allocation Dispute Notice"), then Seller and Buyer shall attempt to resolve their disagreement within the ten (10) Business Days following Buyer's receipt of Seller's Allocation Dispute Notice; otherwise, the Allocation shall become the "Final Allocation." If Seller and Buyer are unable to resolve their disagreement, the disputed items set forth in the Allocation Dispute Notice shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Seller and Buyer. The Independent Accounting Firm shall determine and report in writing to Seller and Buyer as to its determination of all disputed matters submitted to the Independent Accounting Firm and the effect of such

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determinations on the Allocation within ten (10) Business Days after such submission, and such determinations shall be final, binding and conclusive as to Seller, Buyer and their respective Affiliates. In resolving any disputed item set forth in the Allocation Dispute Notice, the Independent Accounting Firm, acting in its capacity as an expert and not as an arbitrator: (i) shall limit its review to matters specifically set forth in Buyer's Allocation Dispute Notice as a disputed item (other than those items thereafter resolved by mutual written agreement of Seller and Buyer) and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any other party in the Allocation prepared by Seller or Buyer's Allocation Dispute Notice delivered pursuant to this Section 6.1(b). Each of Seller and Buyer shall have the right, within five (5) Business Days of submission of any disputed item to the Independent Accounting Firm, to meet with representatives of the Independent Accounting Firm and present its position as to the resolution of such disputed item. In addition, Seller and Buyer shall each furnish to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items, as the Independent Accounting Firm may reasonably request. The Allocation, as adjusted to reflect the determinations of the Independent Accounting Firm, shall be the Final Allocation. Buyer and Seller agree to (i) be bound by the Final Allocation, (ii) act in a manner consistent with the Final Allocation for all purposes, including, without limitation, the preparation of financial statements and filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position, and cause their Affiliates to take no position, inconsistent with the Final Allocation for any purpose, in each case, except as otherwise required by Law. Notwithstanding the foregoing, nothing in Section 6.1 shall prevent Seller or Buyer from making timely elections under Sections 754 and 338(h)(10) of the Code.

(c)	Section 338(h)(10) Election.

(i)           In the event Seller does not convert either the Company or one or more of the Division Entities which is treated as a corporation for Federal income tax purposes into a Disregarded Entity pursuant to Section 6.1(a) above, then Seller and Buyer (or other appropriate affiliates thereof) shall jointly make an election under Section 338(h)(10) of the Code (and any comparable provision of applicable state or local income Tax Law) with respect to the purchase by Buyer of the shares of the Company and the Division Entities, as the case may be, which are not so converted, each of which shall be, immediately before the Effective Time, a member of the "selling consolidated group" (within the meaning of Section 338(h)(10)(B) of the Code) for which Seller files a consolidated Federal income tax return which includes the Closing Date, and shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve with respect to such entities a timely election, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state or local Tax Law) (the "338(h)(10) Election"). None of Buyer, Seller, the Company, and the Division Entities shall take or fail to take any action if so acting (or failing to act) would be reasonably expected to impair the effectiveness of any such Section 338(h)(10) Election.

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(ii)          In connection with the 338(h)(10) Election, Buyer and Seller shall mutually prepare an Internal Revenue Service Form 8023 (or successor form) and all other schedules and documents as may be required ("Form 8023") and any comparable forms required by provisions of state or local Law. With the cooperation of Buyer, Seller shall prepare a draft Form 8023 and provide such draft Form 8023 to Buyer within twenty (20) days of the provision of the Conclusive Statement, as provided in Section 1.6(a)(v) hereof. If, within twenty (20) days of the receipt of the draft Form 8023, Buyer notifies Seller that it disagrees with the draft Form 8023 and provides Seller with a statement setting out the reasons for its disagreement, then Seller and Buyer shall attempt to resolve their disagreement within the twenty (20) days following Buyer's notification to Seller of such disagreement; otherwise, the draft Form 8023 shall become the Final Form 8023. If Seller and Buyer are unable to resolve their disagreement, the dispute shall be submitted to the Accounting Arbiter or such other internationally recognized accounting firm as Seller and Buyer shall in good faith agree (the "Independent Accounting Firm"), whose expense shall be borne equally by Seller and Buyer, for resolution within twenty (20) days of such submission. The Form 8023 delivered by the Independent Accounting Firm shall be the Final Form 8023. The Final Form 8023 shall be binding on Seller, Buyer, and their respective Affiliates. Seller and Buyer shall take no position, and cause their respective Affiliates to take no position, inconsistent with the Final Form 8023. Neither Seller nor Buyer shall, or shall permit the Company and the Division Entities to, take any action to modify the Final Form 8023 (including any corrections, amendments or supplements thereto) after their execution thereof or to modify or revoke the 338(h)(10) Election following the filing of the Final Form 8023 by Seller without the written consent of Seller or Buyer, as the case may be. Seller shall timely file the Final Form 8023 with the Internal Revenue Service.

(iii)        In connection with the 338(h)(10) Election, on or prior to the six-month anniversary of the Closing Date, Buyer shall provide to Seller a proposed determination of the "Aggregate Deemed Sales Price" and the "Adjusted Grossed Up Basis" (each, as defined under applicable Treasury Regulations) with respect to the Company and the Division Entities as to which a 338(h)(10) Election is made. Allocations of the Aggregate Deemed Sales Price and the Adjusted Grossed Up Basis shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations and shall be otherwise consistent with the allocations made pursuant to Section 6.1(b). Within fifteen (15) days following such provision, Seller shall have the right to dispute any such proposed determination or proposed allocation; otherwise, such proposed determination or proposed allocation shall become final. If Seller so disputes any such determination or allocation and Buyer and Seller are unable to resolve their disagreement within the twenty (20) days following notification of such dispute, the dispute shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Buyer and Seller, for resolution within twenty (20) days of such submission. The decision of the Independent Accounting Firm with respect to such dispute shall be binding upon Buyer and Seller. Seller and Buyer (A) shall be bound by the determinations and the

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allocations determined pursuant to this paragraph consistently therewith for purposes of determining any Taxes, including the preparation and filing of Internal Revenue Service Form 8883; (B) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with such allocations; and (C) shall take no position inconsistent with such allocations in any Tax Return, any proceeding before any Tax authority or otherwise. In the event that any such allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

(iv)         Buyer and Seller shall mutually prepare, and Seller shall timely file, any forms or schedules similar to Form 8023 that are required for provisions of state or local Law that are comparable to Treasury Regulations Section 1.338(h)(10)-1 in a manner similar to the above procedure. In the event that the Final Form 8023 (or similar forms or schedules required for provisions of state or local Law) is disputed by any Tax authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.

(d)	Tax Return Filings, Refunds, and Credits.

(i)           Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (including any Consolidated Income Tax Returns) with respect to the Division, the Company and the Division Entities for Tax periods that end on or before the Closing Date (the "Seller Returns"), and will pay (or cause to be paid) all Taxes shown to be due on such Seller Returns. Each such Seller Return shall be complete and correct in all respects and shall be prepared in accordance with applicable Law. To the extent permitted by applicable Law and the applicable partnership agreement, Seller shall, at Buyer's request, cause any Division Entity treated as a partnership for Federal income tax purposes for which an election under Section 754 of the Code (the "Section 754 of the Code") is not in effect to make such an election.

(ii)          Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns with respect to the Division, the Company, and the Division Entities for all Tax periods that include, but do not end on, the Closing Date (the "Straddle Period Returns"). Each such Straddle Period Return shall be complete and correct in all respects and shall be prepared in accordance with applicable Law. The preparation and filing of such Straddle Period Returns shall be consistent with (including, as necessary, attaching copies of any relevant forms of its U.S. federal income Tax Return for the year including the Closing Date), and Buyer shall take no position that is inconsistent with, the 338(h)(10) Election (or, if applicable, the DRE Sales), the forms filed with the Tax authorities with respect to the 338(h)(10) Election (or, if applicable, the DRE Sales) in any proceeding before any Tax authority or otherwise. Buyer shall provide Seller with copies of any Straddle Period Returns

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at least forty-five (45) Business Days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the "Straddle Statement") setting forth and calculating in reasonable detail the Pre-Closing Taxes (as hereinafter defined). If Seller agrees with the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes shown on the Straddle Statement not later than the earlier of (i) the date on which such Taxes are due or (ii) two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If, within fifteen (15) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes shown on the Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within the five (5) days following Seller's notification to Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to the Independent Accounting Firm, whose expense shall be borne equally by Buyer and Seller, for resolution within twenty (20) days of such submission. The decision of the Independent Accounting Firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes, as decided by the Independent Accounting Firm, not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. To the extent permitted by Law and the applicable partnership agreement, Buyer shall be permitted to make (or cause to be made) a Section 754 Election on any Straddle Period Return of a Division Entity which is treated as a partnership for Federal income tax purposes and for which such an election is not in effect. For purposes of this Section 6.1(d), a Division Entity treated as a partnership for Federal income tax purposes shall not be treated as having a Section 754 Election in effect unless Seller can provide to Buyer such Division Entity’s originally-filed election under such provision. Further, no Division Entity treated as a partnership for federal income tax purposes that is acquired as part of the transactions contemplated hereunder is, pursuant to the terms of its partnership agreement or for any other reason, prohibited or otherwise limited or precluded from making a Section 754 Election for any reason, and Seller has the requisite power and authority to make a valid Section 754 Election with respect to each such Division Entity without obtaining consent from any other partner of such Division Entity.

(iii)         From and after the Closing Date, Buyer and its Affiliates (including the Company and the Division Entities) shall not file any amended Tax Return, carryback claim, or other adjustment request with respect to the Division, the Company or the Division Entities for any Tax period that includes or ends on or before the Closing Date unless Seller consents in writing; provided, however, that with respect to any Straddle Period, such consent shall not be unreasonably withheld, delayed or conditioned, provided Buyer has made arrangements to the reasonable satisfaction of Seller to make Seller whole for any detriment or cost incurred (or to be incurred) by Seller as a result of such amended Tax Return, carryback claim or other adjustment request.

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(iv)         Seller shall not file any amended Tax Return, carryback claim, or other adjustment request with respect to the Division, the Company, or the Division Entities if such amendment, claim, or adjustment would reasonably be expected to have an adverse effect on the tax position of the Buyer or any of the acquired entities (including, for example, a reduction of the Buyer’s basis in certain of the acquired entities, a loss of other tax attributes of the Buyer with respect to any such entity, or an increase in real or personal property taxes imposed on the Buyer with respect to any such entity) unless Buyer consents in writing; provided, however, that such consent shall not be unreasonably withheld, delayed or conditioned.

(v)          For purposes of this Agreement, in the case of any Taxes of the Division, the Company, or the Division Entities that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes "Pre-Closing Taxes" shall: (A) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax period ended on the Closing Date, and (B) in the case of Taxes (other than those described in clause (A)) imposed on a periodic basis with respect to the business or assets of the Division, the Company, or the Division Entities or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.1(d)(iv) shall be computed by reference to the level of such items on the Closing Date. The parties hereto shall, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. For purposes of this Agreement, "Post-Closing Taxes" shall include any Taxes of the Division, the Company, and the Division Entities that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes.

(vi)         Seller and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to the Division, the Company,

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and the Division Entities, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Division, the Company, or the Division Entities and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of the Division, the Company, and the Division Entities. Seller shall prepare (or cause such preparation) within forty-five (45) days after the Closing Date, usual and customary Consolidated Income Tax Return reporting packages with respect to the Company and the Division Entities for the taxable period ending on December 31, 2006 and for the taxable period beginning January 1, 2007, and ending as of the Closing Date.

(vii)       For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of the Division, the Company, and the Division Entities to the extent that such books and records relate to Taxes and to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Division (including the Division Entities) prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. In addition to the foregoing, the parties agree to cooperate with each other with respect to the defense of any claims or litigation relating to Taxes pertaining to the Division, the Company, or the Division Entities, provided that the party requesting such cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

(viii)      If a Tax Indemnified Party (as hereinafter defined) receives a refund or credit or other reimbursement with respect to Taxes for which it would be indemnified under this Agreement, the Tax Indemnified Party shall pay over such refund or credit or other reimbursement to the Tax Indemnifying Party (as hereinafter defined).

(ix)         Buyer shall not, and shall cause the Company and the Division Entities not to, make, amend or revoke any Tax election if such action would adversely affect any Seller or its Affiliates with respect to any Tax period ending on or before the Closing Date or for the portion of a Straddle Period ending on the Closing Date or any Tax refund with respect thereto.

(x)          For purposes of this Agreement, a "Consolidated Income Tax Return" is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under Section 1501 of the Code and the Treasury regulations under Section 1502 of the Code, or any comparable provisions of foreign, state or local Law, other than any income Tax Return that includes only the Company and the Division Subsidiaries.

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(e)	Indemnity for Taxes.

(i)           Notwithstanding any other provision of this Agreement, including any provision of Article XI, any indemnification with respect to Taxes shall be exclusively governed by the provisions of this Section 6.1(e).

(ii)          Seller shall indemnify Buyer and its Affiliates against and hold them harmless from all liability for (i) all Taxes imposed on the Division, the Company, or the Division Entities with respect to Tax periods ending on or before the Closing Date, (ii) Pre-Closing Taxes determined pursuant to Section 6.1(d)(iv) with respect to any Straddle Period, (iii) all Taxes that are attributable to Seller or any member (other than the Company or the Division Entities) of an Affiliated Group in which the Company or any Division Entity was a member at any time prior to the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) by reason of the Company or any of the Division Entities being included in any such Affiliated Group and (iv) all Taxes with respect to any breach of or inaccuracy in any representation or warranty of Seller with regard to Taxes contained in Section 3.13 hereof, which representations shall survive solely for purposes of such indemnity until sixty (60) days following the expiration of the statute of limitations applicable to the Taxes in question. For the avoidance of doubt, Seller shall indemnify Buyer and its Affiliates against and hold them harmless from all liability for all Taxes imposed with respect to the portion attributable to periods prior to the Closing Date of a partner's distributive share of the items of the Division Entities that are treated as partnerships for federal income tax purposes, such portion to be determined as if such Division Entities had closed their books (and the partners thereof had taken into account their distributive shares of the partnership items) on the Closing Date, or based on such other methodology as may be agreed upon by Seller and Buyer.

(iii)        Buyer, the Company, and the Division Entities shall indemnify Seller and its Affiliates against and hold them harmless from all liability for (i) all Taxes of the Division, the Company, and the Division Entities with respect to Tax periods beginning after the Closing Date and (ii) Post-Closing Taxes, as determined pursuant to Section 6.1(d)(iv) with respect to any Straddle Period.

(iv)         The obligation of Seller to indemnify and hold harmless Buyer and its Affiliates, on the one hand, and the obligations of Buyer, the Company, and the Division Entities to indemnify and hold harmless Seller and its Affiliates, on the other hand, pursuant to this Section 6.1(e), shall terminate sixty (60) days following the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

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(v)          Buyer and Seller shall, and shall cause their affiliates (including the Company and the Division Entities) to treat all payments made by Seller, on the one hand, and by Buyer, the Company, and the Division Entities, on the other hand, in respect of their indemnification obligations under this Section 6.1(e) as adjustments to the Purchase Price for all Tax purposes, and shall not take any contrary position on any Tax Return or before any Tax authority, unless required to do so by applicable Law. All such indemnification payments shall be made on an after-tax basis, taking into account Taxes imposed with respect to the receipt of such indemnification payments and Tax Benefits attributable to the items being indemnified.

(vi)          A party seeking indemnification provided for under this Agreement (a "Tax Indemnified Party") in respect of Taxes arising out of or involving a claim or demand made by any Person, including a Tax authority, against such party (a "Tax Third-Party Claim") must notify the party from whom such indemnification is sought (the "Tax Indemnifying Party") in writing of the Tax Third-Party Claim as promptly as possible but in no event later than ten (10) days after receipt by the Tax Indemnified Party of written notice of the Tax Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Tax Indemnifying Party shall have been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Tax Indemnified Party, relating to the Tax Third-Party Claim.

If a Tax Third-Party Claim is made against the Tax Indemnified Party, the Tax Indemnifying Party shall be entitled to participate in the defense thereof and to assume the defense thereof with counsel or other Tax advisors selected by the Tax Indemnifying Party. If the Tax Indemnifying Party assumes such defense, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party for legal or other expenses subsequently incurred by the Tax Indemnified Party in connection with the defense thereof. If the Tax Indemnifying Party assumes such defense, the Tax Indemnified Party shall have the right to participate in the defense thereof and to employ counsel or other Tax advisors, at its own expense separate from the counsel or other Tax advisors employed by the Tax Indemnifying Party. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Third-Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Tax Indemnifying Party shall have assumed the defense of a Tax Third-Party Claim, neither the Tax Indemnifying Party nor the Tax Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, such Tax Third-Party Claim

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without the other's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(f)           Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement and the Transition Agreement shall be borne one-half by Buyer and one-half by Seller, and Seller shall accurately prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. Buyer shall have reasonable opportunity to review and comment on any such Tax Return prior to filing, and shall make such changes thereto as Seller shall reasonably request. Buyer shall pay to Seller one-half of the Transfer Tax shown to be due on the Tax Return as agreed within ten (10) Business Days after such Tax Return is given to Buyer. If required by applicable Law, Buyer will join in the execution of any such Return. For the avoidance of doubt, any Transfer Taxes incurred in connection with the Restructuring Transactions and the transactions contemplated under Section 6.1(a), to the extent in excess of such Taxes that would have been incurred in connection with the sale to Buyer of the assets of the Company and the Division Entities in the absence of such transactions, shall be borne solely by Seller.

(g)          Termination of Tax Sharing Agreements. On or prior to the Closing Date, any agreement with respect to Taxes to which the Company or any of the Division Entities is a party shall be terminated (other than agreements, arrangements or practices solely between or among the Company and the Division Entities), all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

6.2	Division Employees; Employee Contracts and Benefits.

(a)          Continuation of Employment. At or prior to the Closing, Buyer shall make offers of employment to all employees of Seller and its Subsidiaries who are employed by Seller in connection with the operation of any of the Facilities (the "Facility Offerees"), as well as those employees of Seller and its Subsidiaries primarily involved in providing services to the Division as listed in Section 6.2(a) of the Disclosure Letter (collectively with the Facility Offerees, the "Division Offerees") on substantially the same terms, including compensation and benefits, at which they are currently employed (as set forth in Section 6.2(a) of the Disclosure Letter), subject to the provisions described in Section 6.2(b) as they relate to compensation and benefits (any such offer of employment, a “Compliant Offer”). Within ten (10) days following the date hereof, Seller shall provide to Buyer a schedule of all Facility Offerees, including each such Facility Offeree's base salary or hourly wage rate, as applicable. Effective as of the Closing, all Division Offerees who receive a Compliant Offer shall cease to be employees of Seller. Any Division Offerees on approved leave of absence, including by reason of short-term disability, and who are listed in Section 6.2(a) of the Disclosure Letter as "Employees on Leave," shall become Division Offerees if, and only if, they are able to return to active employment within 180 days after Closing except to the extent that a longer period is required by applicable Law. Buyer agrees to hire the Division Offerees who accept such offer of employment. Division Offerees who accept their employment offers and commence work with Buyer pursuant to such offers shall be referred to herein as "Transferred Employees". The

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foregoing shall not be construed to limit the ability of Buyer, the Company, any Division Entity or any of their Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason. If Buyer terminates, or causes the Company or any Division Entity to terminate, the employment of any Transferred Employee at any time after the Closing, Buyer shall be responsible for the costs and consequences of any such termination and shall indemnify and hold harmless Seller against any Damages arising in connection therewith.

(b)          Compensation and Benefits. Subject to Section 6.2(f) hereof, upon the Closing, and for a period of one (1) year thereafter, Buyer shall offer, or shall cause, as applicable, a Subsidiary of Buyer to offer, compensation (including base salary, bonus opportunity and wage rate) and employee benefits (but excluding any equity-based and nonqualified deferred compensation benefits and benefits provided pursuant to the HealthSouth Corporation Transitional Severance Plan (Corporate Office Employees) or the HealthSouth Corporation Transitional Severance Plan (Executive Employees) to the Transferred Employees) no less favorable, in the aggregate, than those provided to such Transferred Employees on the date hereof under the Benefit Plans (but excluding any equity-based or nonqualified deferred compensation benefits or benefits provided pursuant to the HealthSouth Corporation Transitional Severance Plan (Corporate Office Employees) or the HealthSouth Corporation Transitional Severance Plan (Executive Employees)). Any employee benefits provided to such Transferred Employees will be provided under existing or newly established employee benefit plans which will, in either case, be employee benefit plans of Buyer, a Subsidiary of Buyer, the Company or a Division Entity (any such employee benefit plan in which Transferred Employees participate, the "Applicable Buyer Plan") and which may be modified or terminated at any time. Transferred Employees shall cease participation, vesting, benefit and service accruals under all Benefit Plans of Seller immediately upon the Closing except to the extent otherwise required by the terms of such Benefit Plans or applicable Law. Notwithstanding the foregoing, effective as of the Closing Seller shall take all actions as may be necessary to fully vest all Transferred Employees in their account balances under Seller's 401(k) plan, and shall permit such Transferred Employees to elect to roll over their account balances (including any promissory notes evidencing participant loans) to a 401(k) established by Buyer or any of its Affiliates.

(c)          Benefit Plan Liabilities. Except to the extent specifically provided in Sections 6.2(d) and 6.2(f) hereof, Seller shall assume, retain and be solely responsible for all obligations and liabilities (i) relating to or at any time arising under or in connection with any Benefit Plan or any other "employee benefit plan" (as defined in Section 3(3) of ERISA) or other benefit plan, program, agreement or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Seller, the Company, any of the Division Entities, or any ERISA Affiliate, or with respect to which Seller, the Company, any Division Entity, or any ERISA Affiliate has or could have any liability or obligation, (including, without limitation, any equity or equity-based awards and any retention bonuses earned or payable pursuant to Article V of the HealthSouth Corporation Transitional Severance Plan – Executive Employees and any liabilities under the the HealthSouth Corporation Employee Stock Benefit Plan), and (ii) pertaining to the employment or service by, or termination from employment or service with, Seller, the Company, any Division Entity, or any ERISA Affiliate, of any Person prior to Closing. Seller hereby agrees that any current or former employee of the Business who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who

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subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under Seller's long-term disability plan unless and until such individual is no longer disabled. For purposes of clarification, Seller shall retain the responsibility for payment of all covered medical and dental claims with respect to all Division Offerees (or any covered dependent of any such Division Offeree) under the terms of any Benefit Plan or other welfare plan of Seller to the extent such claims were incurred on or prior to the Closing Date and Buyer shall not assume nor shall Buyer, the Company or any Division Subsidiary be responsible for payment of such claims or expenses.

(d)          Certain Other Liabilities. As of the Closing, all liabilities and obligations with respect to Transferred Employees relating to (i) accrued wages and vacation, but only to the extent reflected in Net Working Capital and (ii) accrued holiday and sick day benefits, shall be assumed by Buyer or the Company or a Division Subsidiary.

(e)	Participation and Service Credit.

(i)           Effective as of the Closing, Buyer or a Division Entity, as applicable, shall give Transferred Employees service credit for purposes of eligibility and vesting under any Applicable Buyer Plan (other than any equity based plan) to the extent such service was recognized under the corresponding Benefit Plan of Seller immediately prior to the Closing.

(ii)          Any Applicable Buyer Plan providing health benefits shall in the plan year in which the Closing Date occurs provide that each Transferred Employee shall be immediately eligible to participate in and receive coverage under the Applicable Buyer Plan as of the Closing if such Transferred Employee was eligible to participate in the corresponding Benefit Plan of Seller immediately prior to the Closing. In the plan year in which the Closing Date occurs, Buyer shall waive any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Applicable Buyer Plan for Transferred Employees to the extent such restrictions have been or would have been satisfied under Seller Welfare Plans as of the Closing Date. In the plan year in which the Closing Date occurs, Transferred Employees shall receive credit under each Applicable Buyer Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums and similar limits applicable to them during the plan year of Seller Welfare Plan in which the Closing Date occurs in accordance with the corresponding Seller Welfare Plan.

(f)           Certain Plans and Agreements. If, at any time from the Closing until the date that is one year after the Closing Date, Buyer, the Company or any Division Entity terminate the employment of any Transferred Employee, Buyer shall be responsible for any severance due such employees under the terms and conditions of the applicable severance plan of Seller disclosed in Section 6.2(f) of the Disclosure Letter (the "Severance Policy"). If, at any time from and after the date that is one year after the Closing Date, Buyer, the Company or any Division Entity terminate the employment of any Transferred Employee, Buyer shall be responsible for any severance due such employees under any applicable severance plan of Buyer.

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If a Division Offeree does not accept Buyer's offer of employment where such offer violated Section 6.2(b) hereof in that it did not reflect compensation and employee benefits comparable in the aggregate to (or in excess of) the compensation and employee benefits provided to such Division Offeree as of the date hereof, Seller's Damages shall include any severance due such Division Offeree under the Severance Policy. Seller shall retain all liabilities (including, without limitation, any liability relating to severance under the Severance Policy, to the HealthSouth Corporation Employee Stock Benefit Plan, or otherwise) with respect to all Seller employees who are not Transferred Employees, including without limitation all Division Offerees who do not accept a Compliant Offer made by Buyer. For purposes of clarification, Buyer shall have no liability whatsoever with respect to the payment of any retention bonus pursuant to Article V of the HealthSouth Corporation Transitional Severance Plan – Executive Employees or otherwise.

(g)          FUTA; FICA. Buyer and Seller shall (i) treat Buyer or a Subsidiary of Buyer as a "successor employer" and the Company and the Division Entities, as applicable, as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Buyer or a Subsidiary of Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing Date occurs.

(h)          WARN Act Requirements. Provided that on or before the Closing Date Seller has supplied Buyer with a list of employee layoffs, by location, implemented by the Division in the 90-day period preceding the Closing Date, on and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the WARN Act and any other similar applicable Law, including any requirement to provide for and discharge any and all notifications, benefits and liabilities to Transferred Employees and Governmental Entities that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

(i)           Employment Agreements. Buyer shall negotiate in good faith with each of the Transferred employees who are parties to employment agreements set forth on Section 6.2(i) of the Disclosure Letter to either (i) replace such agreements as of the Closing with employment terms satisfactory to Buyer (and, in connection therewith, terminate such agreements) or (ii) modify the terms thereof so as to eliminate provisions relating to Seller's equity and assume all post-Closing liabilities and obligations of Seller arising under such agreements, as so modified.

6.3	Workers' Compensation

. Prior to Closing, Buyer shall use commercially reasonable efforts to fulfill the necessary requirements of each state in which the Company or any of the Division Entities operates with respect to workers' compensation insurance, including posting surety bonds or purchasing insurance policies, in each case, as of the Effective Time.

6.4	Use of Seller's Name and Logo

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. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to the name "HealthSouth" or any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the words "HealthSouth" or any part or variation of any of the foregoing or any confusingly similar trade name, trademark, Internet domain name, logo or service mark (collectively, the "Seller's Trademarks and Logos"). Notwithstanding the foregoing, the parties agree that during the period from the Closing Date until one hundred twenty (120) days after the Closing Date (the "Wind-down Period"), the Division Entities shall be entitled to continue to use Seller's Trademarks and Logos to the extent that such Seller's Trademarks and Logos exist or are contained as of the Closing Date on any business cards, schedules, stationery, displays, web sites, signs, promotional materials, manuals, forms, computer software and other similar material used by the Division prior to the Closing Date in the operation of the Division. The nature and quality of all uses of Seller's Trademarks and Logos made by Buyer, the Company and the Division Entities shall conform to the quality standards set by Seller and communicated to Buyer, the Company or the Division Entities, either directly or indirectly (which standards shall not be more stringent than past practices and, if not so communicated, shall be comparable to or better than past practices). Buyer, the Company and the Division Entities shall not use Seller's Trademarks and Logos in any manner which might dilute, tarnish, disparage, or reflect adversely on Seller or Seller's Trademarks and Logos. Buyer agrees that immediately upon termination of the Wind-down Period, Buyer shall cause the Division Entities to cease and desist from all further use of Seller's Trademarks and Logos and shall adopt new trade names, trademarks, Internet domain names, identifying logos and service marks related thereto which are not confusingly similar to Seller's Trademarks and Logos.

6.5	Software

. Seller shall deliver to Buyer at or prior to the Closing, via means and media to be mutually determined by the parties, copies of the computer software source code and object code, and any computer aided software engineering tools, application program interfaces, developer toolkits, utilities and user documentation for the Data Warehouse and Intranet applications (including without limitation eCodes and eLearning) developed for or used by the Division, including without limitation, programming statements, instructions and notes, diagrams, schematics, help files, documentation and other material that a reasonably skilled programmer would need to operate, maintain, support and modify the Data Warehouse and Intranet applications (collectively, “Seller Software”). Seller shall deliver the Hyperion Cubes associated with the Data Warehouse application used by the Division. Effective as of the Closing, Seller grants to Buyer a non-exclusive, perpetual, irrevocable, transferable, worldwide, paid-up, royalty-free right and license to use, copy, reproduce, display, modify, perform, distribute, sublicense, prepare derivative works and otherwise exploit the Seller Software (including the Hyperion Cubes) for its business purposes only.

6.6	Enterprise Systems

.  Seller will (subject to obtaining all requisite consents from the relevant owners, vendors, service providers and licensors) transfer to Buyer, the Company or the Division Entities, as applicable, all rights being used by the Company or the Division Entities under the computer hardware and software licenses, leases and service agreements, including those set forth in

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Section 6.6 of the Disclosure Letter (which also shall indicate which of those agreements require consent to be transferred or assigned to Buyer), which have been acquired by Seller on an enterprise basis for use by the Company, the Division Entities, Seller and/or Seller's Affiliates (the "Enterprise Agreements"), provided that any such transfer or assignment shall only involve rights being used by the Company or the Division Entities. Seller shall assist Buyer in effecting such assignments or transfers under the Enterprise Agreements (including any computer hardware and software licenses, leases and service agreements listed on Section 3.6(b) of the Disclosure Letter), provided that any such transfer or assignment shall only involve rights being used by the Company or the Division Entities, unless Buyer indicates that such assignment or transfer is not necessary. Buyer and Seller shall each be responsible for the payment of 50% of all fees or charges imposed by any licensor, lessor or service provider under any Enterprise Agreements (including any computer hardware and software licenses, leases and service agreements listed on Section 3.6(b) of the Disclosure Letter) as a consequence of such transfer or assignment (or the actual, reasonable fees or charges paid by Buyer to purchase its own equivalent agreement to replace any such Enterprise Agreements for which Seller is unable to obtain consents to assign or transfer on substantially similar terms). Other than as provided in this Section 6.6, no other rights under computer hardware and software licenses, leases and service agreements used by the Division Entities which have been acquired by Seller on an enterprise basis on behalf of the Company, the Division Entities or, as applicable, Seller or other Affiliates of Seller shall be assigned or transferred to Buyer, the Company or any Division Entity pursuant to this Agreement, and Buyer, the Company and the Division Entities shall not be responsible for the payment of any support, lease or license fees due and owing after Closing with respect to any such other computer hardware and software licenses, leases and service agreements.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF EACH OF SELLER AND BUYER

7.1	Mutual Conditions

. The respective obligations of each of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver to the extent permitted, at or prior to the Closing of each of the following conditions:

(a)          No Injunction or Statute. No statute, rule, regulation, executive order, decree, injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing consummation of the transactions contemplated by this Agreement shall be in effect on the Closing Date.

(b)          No Proceeding. There shall not be pending any proceeding (i) by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or (ii) any suit or action by any third Person challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement which, if successful, would reasonably be expected to result in a Material Adverse Effect.

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(c)          Expiration or Termination of HSR Periods. All waiting periods applicable to the transactions contemplated by this Agreement or the Transition Agreement under the HSR Act shall have expired or been terminated.

(d)          Material Consents. Buyer shall have received the Consents of Governmental Entities set forth on Section 7.1(d) of the Disclosure Letter and shall have made all Filings set forth on Section 7.1(d) of the Disclosure Letter, and all waiting periods applicable to such Filings, as set forth on Section 7.1(d) of the Disclosure Letter, shall have expired.

(e)          Restructuring Transactions. Seller shall have caused the Restructuring Transactions to be consummated.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

8.1	Conditions

. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)          Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" qualifiers set forth therein) would not materially impair the ability of Buyer to consummate the transactions contemplated hereby.

(b)          Performance. Buyer shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)          Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying the fulfillment of the conditions specified in Section 8.1(a) hereof.

(d)          Buyer Deliveries. Buyer shall have delivered to Seller the documents set forth in Section 1.5 hereof.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BUYER

9.1	Conditions

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. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)          Representations and Warranties. The representations and warranties of Seller contained in (i) the first sentence of Section 3.8 of this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date and (ii) all other Sections of this Agreement shall be true and correct (without giving effect to any "Material Adverse Effect" or "materiality" qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except in the case of clause (ii) where the failure of such representations and warranties to be true and correct (without giving effect to any "Material Adverse Effect" or "materiality" qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Performance. Seller shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c)          Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 9.1(a) and 9.1(b) hereof.

(d)          Seller Deliveries. Seller shall have delivered to Buyer the documents set forth in Section 1.4 hereof.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

. This Agreement may be terminated and the transactions contemplated hereby and by the Transition Agreement may be abandoned:

(a)	at any time, by mutual written agreement of Seller and Buyer;

(b)          at any time after September 30, 2007 (such date, as it may be extended pursuant to clause (i) or (ii) below, the "Termination Date"), by either Seller or Buyer upon five (5) Business Days' prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that (i) the Termination Date may be extended for a period of sixty (60) days by either Seller or Buyer by giving written notice to the other party at least five (5) Business Days prior to the initial Termination Date if (A) the condition set forth in Section 7.1(c) has not been satisfied on or prior to the initial Termination Date and (B) all other conditions to the consummation of the

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transactions contemplated hereby set forth in Articles VII, VIII and IX shall have been satisfied on or prior to the initial Termination Date or are capable of then being satisfied at the Closing, (ii) the Termination Date may be extended for a period of up to sixty (60) days by Buyer by giving written notice to Seller at least five (5) Business Days prior to the initial Termination Date if required to arrange the Debt Financing or any Alternative Financing and (iii) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c)          (i) by Seller, if the conditions set forth in Section 8.1(a) hereof have not been satisfied, and are not reasonably capable of being satisfied on or prior to the Termination Date, or (ii) by Buyer, if the conditions set forth in Section 9.1(a) or (b) have not been satisfied, and are not reasonably capable of being satisfied, on or prior to the Termination Date, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of such conditions to be satisfied;

(d)          by Buyer or Seller, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(e)          by Seller, if (A) Buyer fails to consummate the transactions contemplated by this Agreement no later than second Business Day after the later to occur of (i) the final day of the Marketing Period has occurred and (ii) the date on which all of the conditions set forth in Section 7.1 and Section 9.1 would have been satisfied (other than those conditions the failure of which to be satisfied is a result of Buyer's failure to perform its obligations under this Agreement) if the Closing were to have occurred on such date (other than the delivery of the officer’s certificate pursuant to Section 9.1(c)), or (B) Buyer shall have provided Seller with the Financing Termination Notice.

10.2	Procedure and Effect of Termination

. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby and by the Transition Agreement pursuant to Section 10.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated pursuant to Section 10.1 hereof:

(a)          Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company or any of the Division Entities or their respective employees, agents or representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution

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hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Division shall be treated in accordance with Section 5.2(b) hereof and the Confidentiality Agreement referred to in such Section;

(b)          At the option of Seller, all Filings, applications and other submissions made pursuant to Sections 5.3, 5.4 and 5.5 hereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)          If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Sections 5.6, 10.2, 12.3, 12.10 and 12.11 hereof, the confidentiality provision contained in Section 5.2(b) hereof and the Confidentiality Agreement referred to in such Section shall survive any such termination of this Agreement without limitation; and

(d)          Such termination shall not be deemed to release and shall not relieve either party hereto from any liability for any willful breach or violation by such party of any of its representations, warranties, covenants or agreements contained in this Agreement arising prior to such termination, except as provided in Section 10.2(e).

10.3	Termination Fee

. In the event that this Agreement is terminated by Seller pursuant to Section 10.1(e), then Buyer shall pay or cause to be paid, an amount equal to $27,600,000 (the “Termination Fee”) to Seller or as directed by Seller as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of same day funds. Notwithstanding anything to the contrary in this Agreement, Seller’s rights to receive payment of the Termination Fee from Buyer pursuant to this Section 10.3 and the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of Seller and its Subsidiaries against Buyer, the Sponsor and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement contained in the Agreement by Buyer or the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of the Termination Fee, none of Buyer, the Sponsor and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that Buyer shall also be obligated with respect to Section 10.2(a) and the obligations set forth in Section 10.2(c).

10.4	Amendment and Modification

. This Agreement may be amended, modified or supplemented at any time but only by written agreement of the parties hereto.

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ARTICLE XI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1	Survival of Representations

. The representations and warranties in this Agreement shall survive the Closing solely for purposes of this Article XI and shall terminate on the date that is fifteen (15) months after the Closing Date but shall not survive any termination of this Agreement prior to Closing except in the case of fraud; provided, however, that (a) the representations and warranties under Section 3.1 (Organization of Seller; Authority), Section 3.2 (Title to Shares), Section 3.3 (Organization and Qualification), Section 3.4 (Capitalization of the Company), Section 3.5 (Capitalization of the Division Entities), and Section 3.20 (Brokers) (collectively, the "Fundamental Representations") hereof, shall survive indefinitely and (b) the representations and warranties under Section 3.6(a)(2) (No Violations; Consents and Approvals), Section 3.12 (Employee Benefit Plans), Section 3.15 (Compliance with Laws; Permits), Section 3.16 (Labor Matters), Section 3.17 (Environmental), Section 3.18 (Healthcare Regulatory Matters), and Section 4.2(a)(2)(A) (No Violations; Consents and Approvals) shall survive until the later of (A) the date that is fifteen (15) months after the Closing Date and (B) the earlier of (i) a Change in Control (as hereinafter defined) and (ii) sixty (60) days following the expiration of the statute of limitations applicable to the matters covered thereby. Notwithstanding the foregoing, Seller's obligation to indemnify Buyer Indemnified Parties (as hereinafter defined) pursuant to Sections 11.2(b), 11.2(c), 11.2(d), 11.2(e) and 11.2(f) hereof shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the matters covered thereby. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles III and IV after the applicable survival period or, except for fraud, any termination of this Agreement.

11.2	Seller's Agreement to Indemnify

. Upon the terms and subject to conditions of this Article XI, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries) and their respective partners, officers, directors, and employees ("Buyer Indemnified Parties"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or suffered or incurred by Buyer Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered by or on behalf of Seller hereunder; (b) a breach of any covenant of Seller contained in this Agreement (other than any breach of Seller's covenants set forth in Section 6.1(e), which shall be governed by the terms of Section 6.1(e)); (c) Unrelated Liabilities; (d) the Retained Litigation; (e) any Partnership Claim; (f) any liability for Indebtedness of Seller or its Affiliates (other than (i) Intercompany Indebtedness and (ii) Capitalized Lease Indebtedness, Earn-Out Indebtedness and other Indebtedness to the extent taken into account in determining the Purchase Price pursuant to Section 1.6); (g) any liability for Cash Due to Minority Interest Holders (collectively, "Buyer Claims"). Notwithstanding anything herein to the contrary, for purposes of (x) determining whether any such breach of

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representation or warranty has occurred, (y) calculating the amount of any Damages and (z) calculating the thresholds set forth in Section 11.3 below, in each case, all "Material Adverse Effect" and materiality qualifications contained in such representations and warranties (including those relating to the corresponding schedules) shall be disregarded, as if such qualifications were not included therein other than as relates to the representations and warranties contained in Section 3.7(a) through (c) and the first sentence of Section 3.8.

11.3	Seller's Limitation of Liability

. Notwithstanding any provision in this Agreement to the contrary, the liability of Seller to indemnify Buyer Indemnified Parties pursuant to Section 11.2(a) hereof shall be limited to Buyer Claims as to which a Buyer Indemnified Party has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the termination of such representation or warranty pursuant to Section 11.1 hereof; provided, however, that (i) the provisions for indemnification contained in Section 11.2(a) shall be effective only after the aggregate amount of all such Buyer Claims (other than Buyer Claims resulting from a breach of a Fundamental Representation) for which Seller is liable under Section 11.2(a) exceed an amount equal to 1.5% of the Purchase Price (the "Basket"), and only to the extent of such excess, (ii) no Buyer Claim (or series of related Buyer Claims) pursuant to Section 11.2(a) in an amount less than $150,000 may be asserted (provided, that no Buyer Claim (or series of related Buyer Claims) pursuant to Section 11.2(a) arising from any supplemental or amended disclosure pursuant to Section 5.7(a)(ii) in an amount less than $200,000 may be asserted). Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all Buyer Claims for which Seller is liable pursuant to: (i) Section 11.2(a) (other than as a result of fraud or the breach of a Fundamental Representation), exceed an amount equal to 12.5% of the Purchase Price (the "Cap"); and (ii) Section 11.2(a) (solely as a result of the breach of a Fundamental Representation), Section 11.2(b), 11.2(e), or 11.2(g) exceed an amount equal to the Purchase Price, less the aggregate amount of all Buyer Claims for which Seller is liable pursuant to Section 11.2(a); it being understood and agreed that the foregoing limits shall not apply to any Buyer Claims for intentional and willful fraud or pursuant to Sections 11.2(c), 11.2(d) and 11.2(f).

11.4	Buyer's Agreement to Indemnify

. Upon the terms and subject to the conditions of this Article XI, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, and employees ("Seller Indemnified Parties"), from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties by reason of or arising from: (a) a breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer hereunder; (b) a breach of any covenant of Buyer contained in this Agreement; (c) any liability or obligation of the Company, the Division Subsidiaries, or the Division to the extent relating to the operation of the Business prior to the Closing (to the extent reflected in the Year-End Pro Forma Financial Statements, disclosed in the Disclosure Letter, or incurred in the ordinary course of business after January 1, 2007) or the operation of the Business after the Closing, but excluding any liability or obligation or Damages arising out of or relating to (i) the Retained Litigation, (ii) the Unrelated Liabilities, (iii) any breach of representation, warranty or covenant by Seller and/or (iv) any other matter for which

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Seller has agreed to indemnify Buyer (collectively, "Division Liabilities"); (d) any liability or obligation resulting from any Guaranty referred to in Section 2.5 hereof to the extent arising or incurred after the Closing including under (i) any Guaranty referred to in Section 2.5 hereof for which Buyer shall not have caused itself to be substituted in all respects for Seller as of Closing, and (ii) any liability or obligation under a Backup Guaranty to Seller; or (e) any liability for any Indebtedness included in the Indebtedness Adjustment Amount (collectively, "Seller Claims").

11.5	Buyer's Limitation of Liability

(1)       . Notwithstanding any provision in this Agreement to the contrary, the liability of Buyer to indemnify Seller Indemnified Parties pursuant to Section 11.4(a) hereof against any Damages sustained by reason of any Seller Claim with respect to the breach of a representation or warranty shall be limited to Seller Claims as to which a Seller Indemnified Party has given Buyer written notice thereof, setting forth therein in reasonable detail the basis for such Seller Claim, on or prior to the termination of such representation or warranty pursuant to Section 11.1 hereof; provided, however, that (i) the provisions for indemnification contained in Section 11.4(a) shall be effective only after the aggregate amount of all such Seller Claims for which Buyer is liable under Section 11.4(a) exceed an amount equal to 1.5% of the Purchase Price, and only to the extent of such excess, and (ii) no Seller Claim (or series of related Seller Claims) pursuant to Section 11.4(a) in an amount less than $150,000 may be asserted. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all Seller Claims for which Buyer is liable pursuant to (i) Section 11.4(a) exceed an amount equal to 12.5% of the Purchase Price or (ii) Section 11.4(b) exceed an amount equal to the Purchase Price, less the aggregate amount of all Seller Claims for which Buyer is liable pursuant to Section 11.4(b); it being understood and agreed that the foregoing limits shall not apply to any Seller Claims pursuant to Section 11.4(c), 11.4(d) or 11.4(e).

11.6	Conditions of Indemnification With Respect to Third-Party Claims

. The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties ("Third-Party Claims") shall be subject to the following terms and conditions:

(i)           (A) The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (B) the indemnifying party shall have the right to undertake the defense thereof at its own expense by counsel chosen by it; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the

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indemnifying party shall control such defense; provided further that the indemnifying party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the indemnified party if the Third-Party Claim (I) relates to or arises in connection with any criminal Litigation; or (II) seeks an injunction or other equitable relief against the indemnified party;

(ii)         Until the indemnifying party assumes the defense of, a Third-Party Claim, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to subclause (B) of clause (i) above); and

(iii)         Notwithstanding any provision in this Article XI to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, delayed or conditioned), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (A) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim or (B) provides solely for monetary relief and does not otherwise involve or purport to bind or limit the indemnified party. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, delayed or conditioned), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

11.7	Other Claims

. In the event any indemnified party should have a claim against any indemnifying party under Section 11.2 or 11.4 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11.2 or 11.4 hereof, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within twenty (20) Business Days following its receipt of such notice that the

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indemnifying party disputes its liability to the indemnified party under Section 11.2 or 11.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 11.2 or 11.4 hereof and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by an arbitrator in accordance with Section 12.10.

11.8	Sole Remedy.

(a)         Buyer and Seller acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims relating to the subject matter of this Agreement, including Buyer Claims and Seller Claims (whether Third-Party Claims or otherwise), but excluding any claim relating to either an adjustment to the Initial Purchase Price pursuant to Section 1.6 hereof or fraud, shall be pursuant to the provisions set forth in Section 6.1(e) and this Article XI; provided, however, that nothing contained herein shall prevent an indemnified party from (i) pursuing remedies as may be available to such party under applicable Law in the event of an indemnifying party's failure to comply with its indemnification obligations hereunder or (ii) pursuing an injunction or other equitable relief as may be available to such party under applicable Law.

(b)          The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to the Damages to the extent of any indemnification payments made hereunder. The indemnified party shall be obligated to use commercially reasonable efforts to mitigate the amount of any Damages for which it is entitled to seek indemnification hereunder, and the indemnifying party shall not be required to make any payment to the indemnified party in respect of such Damages to the extent Buyer has failed to comply with the foregoing obligation; provided that this subsection (b) shall neither expand nor limit the obligations of an indemnified party to so mitigate under any applicable Laws. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)          Buyer and Seller agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement and any payment under Schedule 1.2 as an adjustment to the Purchase Price. Neither Buyer nor Seller shall (nor shall they permit their Affiliates to) take any position on any Tax Return, or before any Governmental Authority involved in the administration of Tax laws, which is inconsistent with such treatment, and Buyer and Seller shall (and shall cause their Affiliates to) use commercially reasonable efforts to mitigate the extent to which any such indemnification payment is treated as includible in income for Tax purposes, or otherwise gives rise to liability for Taxes in respect of the receipt thereof. To the extent any indemnification payment under this Agreement is treated by any Tax authority as taxable income to the recipient thereof, such payment shall be increased so as to ensure that such recipient receives the same payment on an after-Tax basis that such recipient would have

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received if such payment had not been subject to Tax. Any indemnification obligation under this Agreement shall be net of (i) any Tax Benefit actually realized by the indemnified party or its Affiliates, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually received by the indemnified party or its Affiliates from any third party with respect thereto, net of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds. The indemnified party shall use commercially reasonable efforts to obtain full recovery under all insurance policies covering any indemnification obligation to the same extent as they would if such indemnification obligation were not subject to indemnification under this Agreement. In the event that an insurance or other recovery is received by any indemnified party with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the indemnifying party. As used herein, "Tax Benefit" shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the indemnified party or its Affiliates, when incurred or received.

(d)          For purposes of this Agreement, except with respect to damages claimed by or payable to a third party, the parties acknowledge and agree that Damages shall not include damages incurred directly or indirectly as a result of lost profits or of any special, consequential or punitive damages. Notwithstanding the foregoing, it is understood and agreed that the limitation on recovery of special, consequential or punitive damages contained in the preceding sentence shall not limit a party's ability to recover direct or general damages or change or have any bearing on the interpretation of what constitutes direct or general damages, it being understood that direct and general damages shall be given its normal meaning under applicable Law.

ARTICLE XII

MISCELLANEOUS

12.1	Fees and Expenses

. Whether or not the transactions contemplated hereby and by the Transition Agreement are consummated pursuant hereto and thereto, each of Seller and Buyer shall pay all fees and expenses incurred by it or on its behalf and Seller shall pay all fees and expenses incurred by or on behalf of the Company or any of the Division Entities in connection with or in anticipation of this Agreement, and the consummation of the transactions contemplated hereby.

12.2	Further Assurances

. From time to time after the date hereof, at the request of the other party hereto and at the expense of the party so requesting, Seller and Buyer shall execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby and by the Ancillary Agreements, including, without limitation, Section 2.4 hereof.

12.3	Notices

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. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the first following day that is a Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after the close of business on a Business Day, on the first following day that is a Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the following addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision):

If to Buyer, to:

ASC Acquisition, LLC

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Telecopy: 817-871-4001

Attention:	General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

2000 Pennsylvania Ave. NW, #9000

Washington, DC 20006

Telecopy: 202-974-1999

Attention: Paul D. Marquardt, Esq.

If to Seller, to:

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, AL 35243

Telecopy: 205-930-7269

Attention:	General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, Delaware 19801

Telecopy: (302) 651-3001

Attention: Robert B. Pincus, Esq.

Allison L. Land, Esq.

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12.4	Entire Agreement

. This Agreement, the Transition Agreement, the Disclosure Letter and the exhibits, schedules and other documents referred to herein which form a part hereof (including the Confidentiality Agreement referred to in Section 5.2(b) hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, understandings, statements or proposals; provided, however, that if there is any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

12.5	Severability

. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

12.6	Binding Effect; Assignment

. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, except that (a) other than as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Seller or Buyer without the prior written consent of the other party hereto; (b) that the rights and obligations of Seller may be assigned to any of its Affiliates, which at the time of such assignment owns the Shares, provided that no such assignment shall limit or affect Seller's obligations hereunder; (c) the rights and obligations of Buyer may be assigned to any of its Affiliates; and (d) Buyer shall have the right to assign its rights and obligations hereunder to any lender providing financing to Buyer or any of its Subsidiaries, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Buyer hereunder, provided that no such assignment under (c) or (d) above shall in any manner limit or affect Buyer's obligations hereunder.

12.7	No Third-Party Beneficiaries

. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement (except as set forth in Article XI with respect to Buyer Indemnified Parties and Seller Indemnified Parties).

12.8	Counterparts

. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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12.9	Interpretation

. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" shall mean including without limitation, and, unless the context otherwise requires, the word "or" is not exclusive. All references in this Agreement to "dollars" or "$" shall mean United States dollars. The phrases "made available to Buyer" or "furnished to Buyer" as used in this Agreement shall include that the subject documents were posted to the "Project Heisman" data room at https://intralinks.com prior to, and remain accessible to Buyer on, the date that is two days prior to the date of this Agreement.

12.10	Arbitration

. Except as set forth in Section 1.6 hereof and any action seeking specific performance or other injunctive or equitable relief (which shall be instituted in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware, and each of Seller and Buyer (or behalf of itself and its Affiliates) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding), any legal suit, action or proceeding brought by Seller or Buyer, or any of their respective Affiliates, arising out of or based upon this Agreement shall be subject and submitted to final, binding and confidential arbitration in the Philadelphia, Pennsylvania office of the American Arbitration Association (the "AAA"), with such arbitration to be held in Philadelphia County, Pennsylvania. Arbitration shall be conducted under the then-prevailing American Arbitration Rules of the AAA, unless otherwise agreed in writing by the parties, and shall be heard by a single arbitrator, who shall have healthcare expertise, including, for example and without limitation, a member of the American Health Lawyers Association. The arbitrator's award shall be binding and may be entered as a judgment and enforceable in any court of competent jurisdiction.

12.11	Governing Law

. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the Laws of another jurisdiction would be required thereby).

12.12	Specific Performance

. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by Seller or, following the Closing, by Buyer and that any such breach would cause the other party irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by Seller or, following the Closing, by Buyer, the other party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity. Each party hereto further agrees that prior to Closing

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Seller shall not be entitled to any equitable relief, including in the form of injunction or orders for specific performance, in the event of any breach or threatened breach of the provisions of this Agreement by Buyer and that prior to Closing Seller’s sole and exclusive remedy with respect to any breach by Buyer shall be the remedies set forth in Section 10.3.

12.13	Waivers

. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in the Transition Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

12.14	Defined Terms.

"2005 Pro Forma Financial Information" shall have the meaning ascribed to such term in Section 3.7(c) hereof.

"2005 Segment Information" shall have the meaning ascribed to such term in Section 3.7(d)(i) hereof.

"2006 Audited Financial Statements" shall have the meaning ascribed to such term in Section 5.7(c) hereof.

"Accounting Firm" shall have the meaning ascribed to such term in Section 1.6(a)(iii) hereof.

"Accounting Principles" shall have the meaning ascribed to such term in Section 1.6 hereof.

"Actual Closing Cash Balance" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Actual Closing Indebtedness" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Actual Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Adjusted Grossed Up Basis" shall have the meaning ascribed to such term in Section 6.1(c)(iii) hereof.

"Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

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"Affiliated Group" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

"Aggregate Deemed Sales Price" shall have the meaning ascribed to such term in Section 6.1(c)(iii) hereof.

"Agreement" shall have the meaning ascribed to such term in the Preamble hereto.

"Allocation" shall have the meaning ascribed to such term in Section 6.1(b) hereof.

"Allocation Dispute Notice" shall have the meaning ascribed to such term in Section 6.1(b) hereof.

"Alternative Financing" shall have the meaning ascribed to such term in Section 5.10 hereof.

"Alternative Transaction" shall have the meaning ascribed to such term in Section 5.13(a) hereof.

"Ancillary Agreements" shall have the meaning ascribed to such term in Section 2.4(c) hereof.

"Anti-Kickback Law" shall have the meaning ascribed to such term in Section 3.18(a) hereof.

"Applicable Buyer Plan" shall have the meaning ascribed to such term in Section 6.2(b) hereof.

"Audited Financial Statements" shall have the meaning ascribed to such term in Section 3.7(a) hereof.

"Backup Guaranty" shall have the meaning ascribed to such term in Section 2.5 hereof.

"Basket" shall have the meaning ascribed to such term in Section 11.3 hereof.

"Benefit Plans" shall mean each Pension Plan, Welfare Plan, and each other plan, program, agreement or arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, change of control or transaction bonuses, fringe benefits or other benefits, in each case maintained, participated in or contributed to by Seller, the Company, any Division Entity or any ERISA Affiliate for the benefit of any present or former employee (including any leased employee), officer, director or contractor of the Business, or with respect to which the Company or any of the Division Entities has any obligation or could reasonably be expected to have liability.

"Business" shall have the meaning ascribed to such term in the Recitals hereto.

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"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

"Buyer" shall have the meaning ascribed to such term in the Preamble hereto.

"Buyer Claims" shall have the meaning ascribed to such term in Section 11.2 hereof.

"Buyer Disclosure Letter" shall have the meaning ascribed to such term in Section 4.2 hereof.

"Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 11.2 hereof.

"Buyer Representatives" shall have the meaning ascribed to such term in Section 5.2(a) hereof.

"Captive Claims" shall have the meaning ascribed to such term in Section 5.14(b) hereof.

"Captive Insurance Subsidiary" shall have the meaning ascribed to such term in Section 5.14(a) hereof.

"Cash" shall mean cash, cash equivalents, and liquid investments, including readily marketable equity securities, government guaranteed debt obligations, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank, cash deposits held by any third party, including, without limitation, suppliers of the Division, and commercial paper and variable or fixed rate notes.

"Cash Adjustment Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Cash Due to Minority Interest Holders" shall mean the aggregate amount due to Minority Interest Holders in respect of accrued but unpaid Distributions payable as of the Effective Time by Division Entities (other than Restricted Cash Division Entities), whether or not declared.

"Change of Control" means the occurrence of any one or more of the following: (a) the Sponsor ceases to exercise “control” (within the meaning of Rule 12b-2 of the Exchange Act) over the Company (or any successor to all or substantially all of the business and assets of the Division, Buyer, the Company or the Division Subsidiaries, whether direct or indirect, by purchase, merger, consolidation or otherwise); (b) the consummation of a sale or disposition of all or substantially all of the assets of the Division, Buyer or the Company or any such successor; (c) complete liquidation or dissolution of Buyer or the Company or any such successor, or adoption by Buyer's or the Company's or any such successor's equity holders of a plan of complete liquidation or dissolution of Buyer or the Company or such successor; or (d) any similar transaction.

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"CIA" shall have the meaning ascribed to such term in Section 3.18(c) hereof.

"Closed Facilities" shall mean those Facilities closed after April 1, 2007.

"Closing" shall have the meaning ascribed to such term in Section 1.1 hereof.

"Closing Cash Balance" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Closing Date" shall have the meaning ascribed to such term in Section 1.3 hereof.

"Closing Indebtedness" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commitment Letters" shall have the meaning ascribed to such term in Section 4.4 hereof.

"Company" shall have the meaning ascribed to such term in the Recitals hereto.

"Compliant" means, with respect to Required Information required to be provided under this Agreement by the Seller to Buyer, that such Required Information (i) does not contain any untrue statement of a material fact regarding the Company and its businesses or omit to state any material fact necessary in order to make such Required Information not misleading, in each case assuming such Required Information is intended to be included in an offering or private placement memorandum or circular for a private offering or private placement memorandum or circular for a private offering or private placement of securities by the Company (and without taking into account the acquisition of the Company by Buyer) in reliance on Rule 144A under the Securities Act, (ii) is compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (except for the requirement of quarterly data disclosure, other than corresponding quarters for 2006 and 2007) and the other accounting rules and regulations of the SEC to the extent the provisions of such Regulations are customarily observed in private offerings or private placements of securities in reliance on such Rule and (iii) is of the type and form customarily included in offering or private placement memoranda or circulars for private offerings or private placements in reliance on such Rule at the time during the Company's fiscal year any such offering or placement will be made.

"Conclusive Statement" shall have the meaning ascribed to such term in Section 1.6(a)(v) hereof.

"Confidential Information" shall have the meaning ascribed to such term in Section 5.11(a)(iii) hereof.

"Confidentiality Agreement" shall have the meaning ascribed to such term in Section 5.2(b) hereof.

"Consent" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

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"Consolidated Income Tax Return" shall have the meaning ascribed to such term in Section 6.1(d)(x) hereof.

"Contract" shall mean any contract, obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, license, lease or other instrument.

"Customizations" shall have the meaning ascribed to such term in Section 6.5 hereof.

"Damages" shall have the meaning ascribed to such term in Section 11.2 hereof.

"Debt Commitment Letters" shall have the meaning ascribed to such term in Section 4.4 hereof.

"Debt Financing " shall have the meaning ascribed to such term in Section 4.4 hereof.

"Deficiency Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Disclosure Letter" shall have the meaning ascribed to such term in Section 2.2(a) hereof.

"Disregarded Entities" shall have meaning ascribed to such term in Section 6.1(a) hereof.

"Distributions" shall mean the amount of any dividends or other distributions accrued and unpaid by a Division Entity as of the Closing Date; provided, however, that, for purposes of determining the amount of Net Restricted Cash Obligation and Cash Due to Minority Interest Holders, the amount of Distributions shall be determined by multiplying (i) the total amount of such dividends or other distributions that would be payable by a Division Entity to Seller or its Affiliates in respect of the entire calendar quarter in which the Closing Date occurs by (ii) a fraction, the numerator of which is the number of days in such calendar quarter that have elapsed up to and including the Closing Date, and the denominator of which is the total number of days in such calendar quarter.

"Division" shall have the meaning ascribed to such term in the Recitals hereto.

"Division Entities" shall have the meaning ascribed to such term in the Recitals hereto.

"Division Offerees" shall have the meaning ascribed to such term in Section 6.2(a) hereof.

"Division Partnerships" shall mean those limited partnerships set forth on Schedule VII hereto.

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"Division Subsidiaries" shall have the meaning ascribed to such term in the Recitals hereto.

"DOJ" shall have the meaning ascribed to such term in Section 5.5 hereof.

"DRE Sales" shall have the meaning ascribed to such term in Section 6.1(a) hereof.

"Effective Time" shall have the meaning ascribed to such term in Section 1.3 hereof.

"Enterprise Agreements" shall have the meaning ascribed to such term in Section 6.6 hereof.

"Environmental Law" shall have the meaning ascribed to such term in Section 3.17 hereof.

"Equity Commitment Letters" shall have the meaning ascribed to such term in Section 4.4 hereof.

"Equity Financing" shall have the meaning ascribed to such term in Section 4.4 hereof.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any Person that, together with Seller, the Company, or any Division Entity, at any relevant time is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

"Estimated Closing Cash Balance" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Estimated Indebtedness" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Estimated Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Estimated Net Working Capital Adjustment" shall have the meaning ascribed to such term in Section 1.2 hereof.

"Excess Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Exchange Act" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

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"Excluded Assets" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

"Facilities" shall mean the ambulatory surgery centers and surgical hospitals owned and operated by the Division Entities as of the date hereof.

"Filing" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Final Allocation" shall have the meaning ascribed to such term in Section 6.1(b) hereof.

"Financing" shall have the meaning ascribed to such term in Section 4.4 hereof.

“Financing Termination Notice” shall have the meaning ascribed to such term in Section 5.10 hereof.

"Form 10-K" shall have the meaning ascribed to such term in Section 3.7(b)(ii) hereof.

"Form 8023" shall have the meaning ascribed to such term in Section 6.1(c)(ii) hereof.

"GAAP" means U.S. generally accepted accounting principles, consistently applied throughout the periods presented in accordance with Seller's accounting policies and practices.

"Good Faith Statement" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Governmental Entity" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Guarantee" shall have the meaning ascribed to such term in the Recitals hereto.

"Guaranties" shall have the meaning ascribed to such term in Section 2.5 hereof.

"HIPAA" shall have the meaning ascribed to such term in Section 3.18(a) hereof.

"HSR Act" shall have the meaning ascribed to such term in Section 3.6(b) hereof.

"Indebtedness" of any Person at any date means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including any earn-out obligations, purchase price adjustment or similar obligations, ("Earn-Out Indebtedness"), but other than trade liabilities and accrued expenses), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized leases (the "Capitalized Lease Indebtedness"), (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness

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created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement, in the event of default, are limited to repossession or sale of such property), (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations arising from cash/book overdrafts, (h) all direct or indirect guarantees of any of the foregoing for the benefit of another Person and (i) interest, fees, expenses, prepayment premiums, penalties and other amounts payable in respect of the items described in the foregoing clauses (a) through (h) (but excluding in the foregoing clauses (a) through (h), for the avoidance of doubt, any Intercompany Indebtedness transferred to Buyer at Closing in accordance with Section 2.2(b)).

"Indebtedness Adjustment Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Independent Accounting Firm" shall have the meaning ascribed to such term in Section 6.1(c)(ii) hereof.

"Initial Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

“Initiation Date” shall mean the last day of the 10 consecutive calendar day period following the delivery of Required Information that is Compliant, provided that the lead underwriter, initial purchaser or placement agent for the securities offering contemplated by the Debt Commitment Letter has deemed, to its reasonable satisfaction, the Required Information to be substantially complete; provided that throughout such 10-day period, no event shall occur and no condition shall exist that would cause any of the conditions set forth in Section 9.1(a) and Section 9.1(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 10-day period; provided further that in the event that, following commencement of such 10-day period, the Seller becomes aware, either by notice from Buyer or otherwise, that any of the information specified in Schedule V is not Compliant, such 10-day period shall be deemed not to have commenced, and following the delivery of such corrective information as necessary such that such Required Information, as corrected, is Compliant, such 10-day period will be deemed to have commenced.

"Intellectual Property Rights" shall have the meaning ascribed to such term in Section 3.10(a) hereof.

"Intercompany Agreements" shall have the meaning ascribed to such term in Section 2.2(a) hereof.

"Intercompany Indebtedness" shall mean the aggregate net principal amount of, plus all accrued interest on and any other amounts due with respect to, all intercompany Indebtedness owed by the Company or any Division Entity, on the one hand, to Seller or any of its Affiliates (other than the Company or a Division Entity), on the other hand, outstanding immediately prior to the Effective Time.

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"Interest Rate" shall mean the rate of interest published as the "Prime Rate" in the "Money Rates" column of the Eastern Edition of The Wall Street Journal calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

"Interim Pro Forma Income Statement" shall have the meaning ascribed to such term in Section 3.7(b) hereof.

"Interim Segment Information" shall have the meaning ascribed to such term in Section 3.7(d)(iii) hereof.

"Knowledge of Buyer" or "Buyer's Knowledge" shall mean the actual knowledge of any of Jonathan Coslet, Todd Sisitsky, or Gregory Blank.

"Knowledge of Seller" or "Seller's Knowledge" shall mean the actual knowledge of any of Jay Grinney, John L. Workman, Michael D. Snow, Joseph T. Clark, Brian C. Pope, John Markus or (solely for purposes of Section 3.10) Randy Carpenter.

"Landlord Leases" means all Owned Real Property Leases and Leased Real Property Subleases.

"Law" shall mean shall mean any federal, state, county, municipal, local, foreign or SRO statute, ordinance, rule, regulation, law, judgment, order, decree, injunction or other authorization.

"Leased Real Property" shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Division Entities.

"Leased Real Property Subleases" shall mean all subleases, licenses or other agreements pursuant to which the Company or any Division Entities conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Division Entities thereunder.

"Leases" shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Division Entities holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Division Entities thereunder.

"Lease Termination Liabilities" shall mean any obligation or liability of Buyer, the Company or any Division Entity under the leases in effect at the Closing relating to the Facilities located at (a) 8429 University Lane, La Jolla, California and/or (b) 2121 Wilshire Boulevard, Santa Monica, California arising out of or relating to the termination of such leases; it being understood that Buyer shall have the right to terminate such leases at any time after the Closing at its sole discretion. Buyer and Seller shall each use commercially reasonable efforts to mitigate any such liabilities.

"Lenders" shall have the meaning ascribed to such term in Section 4.4 hereof.

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"Liens" shall have the meaning ascribed to such term in Section 1.1 hereof.

"Limited Partner" shall mean any partner, member or other equity holder of any Division Entity other than the Company or another Division Entity.

"Listed Agreements" shall have the meaning ascribed to such term in Section 6.2(f) hereof.

"Litigation" shall have the meaning ascribed to such term in Section 3.11(a) hereof.

"Marketing Period" shall mean the first period of 30 consecutive calendar days after the Initiation Date (A) throughout and at the end of which (1) Buyer and its financing sources shall have the Required Information and and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.1(a) and 9.1(b) (other than the receipt of the certificate referred to in Section 9.1(c)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Article VII shall be satisfied; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; it being agreed that (x) for purposes of calculating such 30-consecutive-calendar-day period, August 17 through September 3, 2007 shall not be counted or taken into account and if the 30 day period would otherwise end between August 17 and September 3, 2007, then a new consecutive 30 day period shall commence on September 4, 2007; (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) Seller’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to any such financial statements for the applicable periods by Seller’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Buyer, (B) Seller shall have publicly announced any intention to restate any of its financial information that is or would be included in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Seller shall have amended any SEC filings or announced that it has concluded that no restatement shall be required, or (C) the Seller becomes aware, either by notice from Buyer or otherwise, that any of the information required to be delivered pursuant to Schedule V of this Agreement is not Compliant, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such information, corrected as necessary to become Compliant, has been delivered; (z) if the financial statements included in the Required Information that is available to Buyer on the first day of any such 30-consecutive-calendar-day period would not be sufficiently current to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 30-consecutive-calendar-day period or (ii) the Accountants to issue a customary comfort letter to underwriters, initial purchasers or placement agents of the debt securities contemplated by the Debt Financing (in accordance with its normal practices and procedures) on the last day of the 30-consecutive-calendar-day period, then a new 30-consecutive-calendar-day period shall commence upon Buyer receiving updated Required

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Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such 30-consecutive-calendar-day period.

"Material Adverse Effect" shall mean a change, event, circumstance or effect that, individually or in the aggregate, is, has been or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Division Entities, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to Buyer's announcement or other disclosure of its plans or intentions with respect to the operation of the Division (or any portion thereof); (c) changes or conditions, including changes in the economy, financial markets, or political conditions, whether resulting from acts of terrorism or war or otherwise, generally affecting the U.S. economy or the industry in which the Division operates (except to the extent such change, event, circumstance or effect has a disproportionately adverse effect on the Division, as compared to other Persons engaged in the same or comparable businesses); (d) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action expressly required by, or the failure to take any action prohibited by, this Agreement (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees, but excluding the Closing); (e) any (in and of itself) failure by the Division to meet projections or forecasts (provided that the underlying cause of such failure may be considered in determining whether there is a Material Adverse Effect); (f) any change in accounting requirements or principles required by changes in GAAP and any restatement of the Division's financial statements as a result thereof or public announcement related thereto; (g) the changes to the Audited Financial Statements to be reflected in the Restated Audited Financial Statements; (h) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by this Agreement; or (i) the direct financial impact of payments in connection with the settlement of Partnership Claims and the related restatement of financial results.

"Material Contracts" shall have the meaning ascribed to such term in Section 3.14(a) hereof.

"Minority Interest Division Entity" shall mean the Division Entities set forth in Schedule VIII hereto.

"Minority Interest Holders" shall mean holders of capital stock or other equity interests in the Division Entities other than Seller and its Subsidiaries.

"NASD" means National Association of Securities Dealers, Inc.

"Net Restricted Cash Obligation" shall mean the aggregate across all Restricted Cash Division Entities of (with respect to each Restricted Cash Division Entity individually):

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(i) the aggregate amount of Restricted Cash due to Seller and any of its Subsidiaries as of the Effective Time in respect of all Distributions that would be payable by such Restricted Cash Division Entities as of the Effective Time, whether or not declared; plus (ii) the aggregate amount of expenses paid by Seller or any of its Subsidiaries on behalf of such Restricted Cash Division Entity, for which Seller or such Subsidiary of Seller has a reimbursement right but has not been reimbursed prior to the Effective Time; plus (iii) the aggregate amount of deposits of Cash made by Seller or any of its Subsidiaries to such Restricted Cash Division Entity, to the extent the Division has an immediate right to the repayment or return of such cash post-Closing but such deposits have not been repaid or returned to Seller or any such Subsidiary prior to the Effective Time; provided that the amount of the Net Restricted Cash Obligation with respect to any Restricted Cash Division Entity shall not exceed the total amount of Restricted Cash held by such Restricted Cash Division Entity as of the Effective Time.

"Net Working Capital" shall have the meaning ascribed to such term in Section 1.6(a)(i) hereof.

"Net Working Capital Adjustment Amount" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

"Notice of Disagreement" shall have the meaning ascribed to such term in Section 1.6(a)(iii) hereof.

"OIG" shall have the meaning ascribed to such term in Section 3.18(c) hereof.

"Option" shall have the meaning ascribed to such term in Section 1.2 hereof.

"Owned Real Property" shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Division Entities.

"Owned Real Property Leases" shall mean all leases, licenses or other agreements (written or oral) pursuant to which the Company or any Division Entities conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Division Entities thereunder.

"Partnership Claim" shall mean any claim or potential claim (whether or not settled) of, or issues, disputes or potential disputes with, a Limited Partner resulting from the restatement of financial statements of a Division Entity for years ending prior to the Closing Date.

"Partnership Settlement" shall have the meaning ascribed to such term in Section 5.12 hereof.

"Pension Plan" shall mean each employee pension benefit plan as defined in Section 3(2) of ERISA.

"Permits" shall have the meaning ascribed to such term in Section 3.15(b) hereof.

SURGERY CENTERS DIVISION

"Permitted Liens" shall mean (i) material mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent for which adequate reserves have been made in accordance with GAAP and included in the Statement, (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty and for which adequate reserves have been made in the 2005 Pro Forma Financial Information, (iii) other immaterial imperfections of title or encumbrances, (iv) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (v) zoning and building restrictions which are not violated in any material respect by the current use and occupation of such Real Property or the operation of the Division thereon, (vi) Liens that have been placed by any developer, landlord or other third party on any leased property which do not materially interfere with the use of such property as of the date of this Agreement and as of the Closing, and (vii) unrecorded easements, covenants, rights of way or other restrictions, none of which unrecorded items materially impair the use of the property to which they relate to the operation of the Division as operated on the date hereof.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Post-Closing Taxes" shall have the meaning ascribed to such term in Section 6.1(d)(iv) hereof.

"Pre-Closing Taxes" shall have the meaning ascribed to such term in Section 6.1(d)(iv) hereof.

"Pre-Closing Transactions" shall have the meaning ascribed to such term in Section 5.9(b) hereof.

"Purchase Price" shall have the meaning ascribed to such term in Section 1.6(b) hereof.

"Real Property" shall have the meaning ascribed to such term in Section 3.9 hereof.

"Records" shall have the meaning ascribed to such term in Section 5.9(a) hereof.

"Remaining Facilities" shall have the meaning ascribed to such term in Section 1.2 of the Disclosure Letter.

"Required Information" shall have the meaning ascribed to such term in Section 5.7(d) hereof.

"Restated Audited Financial Statements" shall mean the Audited Financial Statements restated in accordance with GAAP to reflect (i) the treatment as discontinued operations of Facilities closed by the Division and (ii) the allocation to the Division of professional fees relating to the reconstruction of Seller's financial statements.

SURGERY CENTERS DIVISION

"Restricted Cash" shall mean the amount of Cash and cash equivalents held as of the Effective Time in those accounts of the Division Entities set forth on Schedule IX (as the same may be amended prior to Closing in accordance with Section 5.7).

"Restricted Cash Division Entities" shall mean those Division Entities listed on Schedule IX whose cash and cash equivalents are held as of the Effective Time in the accounts set forth on Schedule IX (as the same may be amended prior to Closing in accordance with Section 5.7).

"Restricted Territory" means anywhere within the United States of America.

"Restructuring Agreements" shall have the meaning ascribed to such term in Section 2.4(c) hereof.

"Restructuring Transactions" shall have the meaning ascribed to such term in Section 2.4(c) hereof.

"Retained Litigation" shall have the meaning ascribed to such term in Section 5.9(b) hereof.

"Seller" shall have the meaning ascribed to such term in the Preamble hereto.

"Seller Claims" shall have the meaning ascribed to such term in Section 11.4 hereof.

"Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 11.4 hereof.

"Seller Returns" shall have the meaning ascribed to such term in Section 6.1(d)(i) hereof.

"Seller's Trademarks and Logos" shall have the meaning ascribed to such term in Section 6.4 hereof.

"September 30 Form 10-Q" shall have the meaning ascribed to such term in Section 3.7(b) hereof.

"Shares" shall have the meaning ascribed to such term in the Recitals hereto.

"Sponsor" shall have the meaning ascribed to such term in the Recitals hereto.

"SRO" means any self-regulatory organization.

"Stark Law" shall have the meaning ascribed to such term in Section 3.18(a) hereof.

"Statement" shall have the meaning ascribed to such term in Section 1.6(a)(ii) hereof.

SURGERY CENTERS DIVISION

"Straddle Period Returns" shall have the meaning ascribed to such term in Section 6.1(d)(ii) hereof.

"Straddle Statement" shall have the meaning ascribed to such term in Section 6.1(d)(ii) hereof.

"Subsidiary" shall mean with respect to a specified Person, any other Person of which (i) a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person or (ii) the general partner, manager or other entity governing such other Person is controlled by such specified Person.

"Subsidiary Shares" shall have the meaning ascribed to such term in Section 3.2 hereof.

"Target Net Working Capital" shall mean an amount equal to Forty Million Six Hundred Seventy Eight Thousand Dollars $40,678,000, less the amount of Net Working Capital of the Closed Facilities as of June 30, 2006.

"Tax" or "Taxes" shall have the meaning ascribed to such term in Section 3.13(l) hereof.

"Tax Benefit" shall have the meaning ascribed to such term in Section 11.8(c) hereof.

"Tax Indemnified Party" shall have the meaning ascribed to such term in Section 6.1(e)(v) hereof.

"Tax Indemnifying Party" shall have the meaning ascribed to such term in Section 6.1(e)(v) hereof.

"Tax Return" shall have the meaning ascribed to such term in Section 3.13(l) hereof.

"Tax Third-Party Claim" shall have the meaning ascribed to such term in Section 6.1(e)(v) hereof.

"Termination Date" shall have the meaning ascribed to such term in Section 10.1(b) hereof.

"Third-Party Claims" shall have the meaning ascribed to such term in Section 11.6 hereof.

"Transfer Taxes" shall have the meaning ascribed to such term in Section 6.1(f) hereof.

"Transferred Employees" shall have the meaning ascribed to such term in Section 6.2(a) hereof.

"Transition Agreement" shall have the meaning ascribed to such term in Section 2.1(a) hereof.

"Unadjusted Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

"Unrelated Liabilities" shall mean any obligation or liability of Seller, Seller’s Affiliates, the Company, or any Division Entity to the extent the liability is: (a) arising solely by virtue of any Division Entity having been part of a consolidated group, for tax purposes, an ERISA-affiliated group or other affiliated or control group with Seller and its Affiliates, (b) associated with any "multiple employer plan" (as defined in Section 210 of ERISA or Section 413(C) of the Code) or "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), (c) arising out of or relating to discontinued operations of the Division, (d) arising out of or related to dissolved, sold, transferred or discontinued operations or facilities of the Division as of Closing and any entities that were formerly part of the Division and have been dissolved, sold, transferred or discontinued, (e) arising out of or relating to any settlement of a Partnership Claim prior to the Closing Date, (f) arising under severance plans, transaction incentive plans and retention plans (except to the extent such obligations are accrued on the Statement), or (g) arising out of or relating to any violation of Law, fraudulent act, or breach of fiduciary duty by Seller, any Affiliate of Seller, the Company, or any Division Entity occurring prior to the Closing.

"Unrestricted Cash" shall mean all Cash held by the Company and any Division Entity as of the Effective Time, excluding Restricted Cash.

"Welfare Plan" shall mean each employee welfare benefit plan as defined in Section 3(1) of ERISA.

"Wind-down Period" shall have the meaning ascribed to such term in Section 6.4 hereof.

"Year-End Pro Forma Financial Statement" shall have the meaning ascribed to such term in Section 3.7(b)(ii) hereof.

"Year-End Segment Information" shall have the meaning ascribed to such term in Section 3.7(d)(iv) hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

HEALTHSOUTH CORPORATION
By:	/s/ Jay Grinney
Name: Jay Grinney
Title: President and CEO

ASC ACQUISITION LLC
By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President and Secretary